EXHIBIT 2.1

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.

Execution Version

PRIVILEGED AND CONFIDENTIAL

SECURITIES PURCHASE AGREEMENT

by and among

HMTV DTC, LLC,

PANTAYA, LLC

and

ARTISAN HOME ENTERTAINMENT INC.

Dated as of March 31, 2021

TABLE OF CONTENTS

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EXHIBITS

Exhibit A Form of Licensed Technology Agreement

Exhibit B Form of Contribution Agreement

Exhibit C [Intentionally Omitted]

Exhibit D [Intentionally Omitted]

Exhibit E [Intentionally Omitted]

Exhibit F [Intentionally Omitted]

Exhibit G Form of TSA

Exhibit H-1 [Intentionally Omitted]

Exhibit H-2 [Intentionally Omitted]

Exhibit I Form of Instrument of Assignment

Exhibit J [Intentionally Omitted]

Exhibit K Disclosure Schedules

SCHEDULES

Schedule 1.1(a) Management Equity Amount

Schedule 1.1(b) Underpayment Amount

Schedule 1.1(c) Unmatched Funding Amount

Schedule 1.1(d) Consent Fee Exclusions

Schedule 3.2(a)(ii) Required Notices and Consents

Schedule 3.2(a)(iii) Terminated Affiliate Agreements

Schedule 3.2(a)(iv) Resigning Directors, Managers and Officers

Schedule 7.2(a)(ii) Non-Solicitation – Specified Employees

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of March 31, 2021 (this “Agreement”), by and among HMTV DTC, LLC, a Delaware limited liability company (the “Buyer”), Pantaya, LLC, a Delaware limited liability company (the “Company”), Artisan Home Entertainment Inc., a Delaware corporation (the “Seller”) and, solely for purposes of Section 10.14, Lions Gate Entertainment Inc., a Delaware corporation (the “Seller Guarantor” and, collectively, with the Buyer, the Seller and the Company, the “Parties”).

RECITALS

A.                  The Seller owns 750 of the issued and outstanding membership units of the Company (the “Units”).

B.                  The Seller desires to sell, transfer, assign and deliver to the Buyer, free and clear of all Liens (other than restrictions on transfer arising under applicable federal and state securities Laws), the Units, and the Buyer desires to purchase, acquire and accept from the Seller, the Units, in each case, on the terms and subject to the conditions set forth in this Agreement.

C.                  Concurrently herewith, the Parties and/or certain Affiliates of the Parties have entered into the other Transaction Documents.

ACCORDINGLY, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1                  Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, claim, demand, arbitration, hearing, charge, audit, assessment, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Adjustment Amount” means an amount equal to (a) the Unmatched Funding Amount, plus (b) the Seller Percentage of Closing Cash, minus (c) the Seller Percentage of Closing Indebtedness, minus (d) one hundred percent (100%) of Seller Transaction Expenses, minus (e) the Management Equity Amount, minus (f) the Underpayment Amount.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such

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specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Balance Sheet Rules” means GAAP; provided that in the event of any conflict between GAAP and any applicable definitions set forth in this Agreement, the applicable definitions shall govern.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, tax gross-up, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, supplemental executive retirement, retirement, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any Subsidiary of the Company is the owner, the beneficiary or both), retiree medical, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future under the current terms of a Company Plan as a result of the Contemplated Transactions).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Due Authorization) and 6.7 (Brokers).

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including units, membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including preemptive rights) to purchase or acquire any of the foregoing.

“CARES Act” means U.S. Public Law Number 116-136, as amended.

“Cash Sweep Amount” means $14,954,849.

“Closing Cash” means the amount of consolidated cash (excluding restricted cash, other than any deposit made to any union or guild) of the Company and its Subsidiaries, in each case, outstanding as of immediately prior to the Closing,

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determined without giving effect to the Closing, in accordance with the Balance Sheet Rules. For the avoidance of doubt, Closing Cash is determined after payment by the Company at the Closing of any Seller Transaction Expenses and after subtracting the Cash Sweep Amount.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and its Subsidiaries, in each case, outstanding as of immediately prior to the Closing, determined without giving effect to the Closing, in accordance with the Balance Sheet Rules.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Audit Costs” means any fees, costs and expenses or payments of the Company or any of its Subsidiaries or Affiliates related to or in connection with any audit of any such Person, excluding Company Audit Preparation Costs.

“Company Audit Preparation Costs” means any fees, costs and expenses or payments of the Company or any of its Subsidiaries or Affiliates related to or in connection with such Person’s preparation for any audit of any such Person.

“Company Fundamental Representations” means the representations and warranties set forth in Sections  5.1 (Company Organization), 5.2 (Due Authorization), 5.6 (Capitalization), 5.7 (Subsidiaries) and 5.23 (Brokers).

“Company Plan” means any Benefit Plan: (a) under which any Service Provider has any present or future right to benefits and that is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company; or (b) with respect to which the Company or any Subsidiary of the Company has any Liability; provided, however, that “Company Plan” shall not include any Seller Plan.

“Company Programs” means any (a) completed film, television or other long-form audio-visual programs, whether owned by or licensed to the Company or its Subsidiaries, which are currently being Exploited or are otherwise available for Exploitation by the Company and its Subsidiaries; and (b) film, television or other long-form audio visual programs that are currently in any stage of production and are being produced, co-produced, financed or co-financed by the Company and its Subsidiaries.

“Company Projects” means any film, television or other long-form audio-visual programs that are currently being developed by the Company or its Subsidiaries.

“Competing Business” means any business, firm, company, partnership, joint venture, organization or other Person that owns or operates a Competing Service.

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“Competing Service” means any stand-alone predominantly (in terms of content offering) Spanish language (i.e., originally produced in Spanish) subscription video on demand service predominantly made available to, and marketed to, users residing in the United States.  For the avoidance of doubt, the definition of “Competing Service” is not intended to capture: (a) a subscription video on demand service that is (in terms of its content offering) predominantly an English-language (or other non-Spanish language) movie service that provides its subscribers with access to a Spanish language secondary audio stream (e.g., a SAP option) or Spanish-language subtitles; (b) a subscription video on demand service that is tethered to a linear subscription pay television service (i.e., offered only on an authenticated basis to linear subscription pay television subscribers for no additional charge); or (c) a bundled offering of subscription video on demand services that includes a Spanish language service (e.g., a Starz Latinx video on demand service offered in the United States only in a multiplex with the flagship Starz video on demand services would not be considered a Competing Business) as long such Spanish language service is not the predominant service in the bundled offering; provided, that, for the avoidance of doubt, such separate Spanish language service (e.g., a Starz Latinx video on demand service offered in the United States) cannot be made available on an a-la-carte basis.

“Consent Fees” means any amounts payable by the Company or any of its Subsidiaries in connection with receipt of any consent or approval in connection with the Contemplated Transactions, other than any such amounts payable to any Person set forth on Schedule 1.1(d).

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Content Agreements” means any Contract (a) granting to the Company, or any of its Subsidiaries, any rights to develop, produce, co-produce, finance, own, acquire, sell, license or otherwise distribute, transmit, broadcast, exhibit, record or exploit any Company Program or (b) whereby the Company, or any of its Subsidiaries, grants, transfers, assigns or licenses to any third party the right to develop, produce, co-produce, finance, own, acquire, sell, license or otherwise distribute, transmit, broadcast, exhibit, record or exploit any Company Program.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement or other legally binding arrangement, whether written or oral.

“Contribution Agreement” means a contribution agreement with respect to the contribution of all of the issued and outstanding equity interests of Pantelion 2.0 to the Company free and clear of all Liens other than restrictions on transfer arising under applicable federal and state securities Laws in the form attached hereto as Exhibit B.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, restriction or requirement promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement and attached hereto as Exhibit K.

“DOL” means the U.S. Department of Labor.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any Law relating to (a) the protection or regulation of the environment or natural resources, (b) the protection or regulation of human health and safety with respect to exposure to Hazardous Substances, or (c) the regulation or remediation of Hazardous Substances.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, at the time of reference, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing LGE-Derbez Agreement” means that certain Memorandum of Agreement dated as of August 20, 2014, as amended, by and among 3Pas Studios, LLC, for the possible producing services of Eugenio Derbez and Ben Odell and Derbez Entertainment Inc. for the possible directing, acting and/or writing services of Eugenio Derbez, on the one hand, and Pantelion, LLC and the Seller Guarantor, on the other hand.

“Flow-Through Tax Return” means a Tax Return of the Company related to a Pre-Closing Tax Period (other than any Straddle Period) which reports taxable income relating to the Company but with respect to which the direct or indirect beneficial owners of the Company, and not the Company itself, are required to pay the related Tax.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations.

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“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory, environmental or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means (a) any pollutant or contaminant; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons and asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Return” shall mean any Tax Return filed or to be filed with respect to net income, capital, gross receipts, franchise, or any similar Taxes.

“Indebtedness” means, without duplication: (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments, but not, for clarity, any Participations); (e) any Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any Liabilities under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any shareholder loans; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; (i) any Taxes that have been deferred under Section 2302 of the CARES Act (or any provision of Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company at any time prior to, or in connection with, the Closing; (j) any unpaid income Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date; and (k) any indebtedness referred to in clauses (a) through (j) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset of the Company or any of its Subsidiaries, but, in each case, excluding any of the foregoing taken into account in the calculation of the Unmatched Funding Amount. “Indebtedness” shall also include accrued interest and any pre-payment penalties, “breakage costs”, redemption fees, costs and expenses or premiums and other amounts accrued, due and payable on the Closing

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Date pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means all intellectual property and proprietary rights arising from any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and other patent rights, including all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, design patents, certificates of invention and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, (c) all copyrights, copyrightable works, works of authorship and all other rights corresponding thereto, (d) all Software, (e) all trade secrets, know-how, industrial designs, business methods, technical and business data, improvements, processes, techniques, manuals, blueprints, plans, procedures, subscriber lists, distributor lists, supplier lists, confidential information and proprietary information and rights (whether or not patentable, reduced to practice or subject to copyright or trade secret protection) (“Trade Secrets”), (f) all Internet domain names, (g) all other intellectual property and proprietary rights of any kind, nature or description, and (h) all issuances, registrations, applications, extensions and renewals of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, Software, hardware, servers, workstations, peripherals, routers, hubs, switches, circuits, networks, Internet sites, data communications lines and all other information technology equipment and assets, including all associated documentation and specifications, owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries.

“JPM Credit Agreement” means that certain Credit and Guarantee Agreement, dated as of December 8, 2016, among Lions Gate Capital Holdings LLC, Lions Gate Entertainment Corp., JPMorgan Chase Bank, N.A. and the other parties thereto, as amended.

“Knowledge” means (a) when used in reference to the Seller, the actual knowledge of Brian Goldsmith, Miles Delaney or Steve Gofman; (b) when used in reference to the Company, the actual knowledge of Brian Goldsmith, Miles Delaney or Steve Gofman after reasonable inquiry of Paul Presburger, Edward Allen, Ricardo Rodriguez and Jacqueline Jimenez as well as Rick Prell (solely with respect to Section 5.8) and Michael Hainkel (solely with respect to Section 5.10); and (c) when used in reference to the Buyer, the actual knowledge of Alan Sokol, Craig Fischer, Alex Tolston or Jim McNamara.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors and of interns, employment discrimination, immigration, health and safety, employee classification, labor relations, withholding,

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payment of wages and overtime, hours, collective bargaining, harassment, workplace safety and insurance or pay equity, annual and casual leave, family and medical leave, and severance.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, including common law or any international treaties.

“Liability” means any liability, debt or obligation, in each case, whether accrued or contingent.

“Licensed Programs” means all Company Programs that are not Owned Programs.

“Licensed Technology Agreement” means the Amended and Restated Licensed Technology Agreement, between Starz Entertainment, LLC and the Company, substantially in the form attached hereto as Exhibit A.

“Lien” means any lien, mortgage, deed of trust, hypothecation, deed to secure debt, pledge, charge, security interest, right of first refusal, right of first offer, option, restriction, covenant, condition, lease, sublease, license or other encumbrance of any kind.

“LLC Agreement” means that certain Amended and Restated Limited Liability Agreement of the Company, effective as of November 2, 2016, by and between Hemisphere Media Holdings, LLC and the Seller.

“Losses” means any losses, Liabilities, Taxes, damages, costs or expenses (including reasonable costs of investigation and defense and reasonable attorney’s fees, costs and expenses, but excluding punitive damages and consequential damages, except (a) in each case, to the extent payable to a third party and (b) in the case of consequential damages (other than lost profits), to the extent reasonably foreseeable.

“Management Equity Amount” means the amounts payable by the Company or any of its Subsidiaries under or related to any transaction bonus, change-of-control payment, phantom equity payout, “stay-put” or other similar compensatory arrangements in existence as of the Closing and that become payable as a result of the execution of any Transaction Document or in connection with the Contemplated Transactions (excluding all such payments in connection with employment terminations caused by the Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) following the Closing), in each case, calculated in accordance with Schedule 1.1(a).

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on: (i) the assets, properties, liabilities, business, results of operations or financial condition of the

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Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the Contemplated Transactions; provided that none of the following shall, alone or in combination, be deemed to constitute or taken into account in determining whether there has been a Material Adverse Effect pursuant to clause (i): any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to (a) changes in general economic conditions affecting the U.S. economy as a whole; (b) conditions affecting the industries in which the Company or any of its Subsidiaries operate; (c) any acts of war (whether or not declared), sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing (including cyberattacks not specifically directed at the Company or any of its Subsidiaries), earthquake, hurricane, tornado, or other natural disaster, epidemics, pandemics, or any outbreak of illness or other public health event (including COVID-19) or quarantine events; (d) changes in GAAP or other applicable accounting standards or any applicable Law or changes to the enforcement or application thereof; (e) any failure by the Company or any of its Subsidiaries to meet any internal or public projections or forecasts, predictions or estimates of revenues or earnings or other financial metrics; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (to the extent such event, change, development, circumstance, fact or effect is not otherwise excluded from this definition of Material Adverse Effect); and (f) any COVID-19 Measures (or any action taken to comply therewith), which, in the case of any of the foregoing clauses (a), (b), (c), (d) and (f) does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which they operate.

“Mixed-Use Contract” means any Contract entered into prior to the Closing that benefits both the business of the Company and its Subsidiaries and one or more businesses of the Seller or any of its Affiliates (excluding the Company and its Subsidiaries), between (a) the Seller or any of its Affiliates, on the one hand, and (b) one or more third parties, on the other hand.

“Multiemployer Plan” means any “multiemployer plan” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

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“Overdue Payable” means any payable owed by the Company or any of its Subsidiaries to the Buyer or any of its Affiliates, payment of which is greater than ninety (90) days overdue.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company (other than Company Programs and Company Projects).

“Pantelion 1.0” means Pantelion, LLC, a Delaware limited liability company.

“Pantelion 2.0” means Pantelion 2.0, LLC, a Delaware limited liability company.

“Permits” means all permits, licenses, approvals, authorizations, consents, registrations, certificates, declarations, variances or clearances obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with the Balance Sheet Rules; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with the Balance Sheet Rules; (c) zoning, entitlement, building and other land use Liens applicable to the Leased Property which are not violated by the current use, occupancy or operation of the Leased Property; (d) minor title defects and irregularities affecting any Leased Property which do not secure payment of a sum money and which do not materially impair the value, current use of such Leased Property by the Company and its Subsidiaries; (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) customary Liens in favor of unions or guilds which are required by applicable collective bargaining agreements; (g) Liens customarily granted or incurred in the ordinary course of business with respect to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; provided that such Liens are limited to the goods provided or to the goods relating to which services were rendered; (h) customary Liens in favor of distributors to secure their rights to enjoy their licensed rights pursuant to distribution agreements entered into in the ordinary course of business; (i) customary liens in favor of co-financiers and/or co-financiers to secure such party’s rights in co-production agreements or co-financing agreements entered into in the ordinary course of business; (j) customary Liens granted or incurred in the ordinary course of business relating to the development, production and Exploitation of film, television or other content; or (k) other non-exclusive licenses of Intellectual Property owned by the Company.

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“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (including the pre-Closing portion of any Straddle Period) that ends on or before the Closing Date.

“Related Party” means, when used to indicate a relationship with any Person, any immediate family member, Affiliate, director, officer, employee or holder of Capital Stock of or in such Person. For clarity, “Related Party” does not include any holder of Capital Stock in the ultimate parent entity of the Seller.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Information” means the Company’s audited financial statements, audit reports and unaudited financial statements in accordance with, and required to be filed by, Regulation S-X promulgated by the SEC by the Buyer in a Current Report on Form 8-K in connection with the Closing. For the avoidance of doubt, the “Required Information” shall include audited financial statements of the Company for the fiscal years ended March 31, 2020 and March 31, 2021.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Requisite Power), 4.2 (Due Authorization), 4.6 (Title to Capital Stock) and 4.7 (Brokers).

“Seller Percentage” means seventy-five percent (75%).

“Seller Plan” means any Benefit Plan: (a) under which any Service Provider has any present or future right to benefits and that is maintained, sponsored or contributed to, or required to be contributed to, by the Seller or any Affiliate of the Seller (other than the Company and its Subsidiaries), or (b) with respect to which the Seller or any Affiliate of the Seller (other than the Company and its Subsidiaries) has any Liability.

“Seller Transaction Expenses” means (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, in each case

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(with respect to both clauses (a) and (b)), (i) incurred prior to Closing by the Seller or its Affiliates (excluding, for clarity, the Company and its Subsidiaries) in connection with the Contemplated Transactions and (ii) payable by the Company or any of its Subsidiaries, including any such fees and expenses of O’Melveny & Myers LLP.

“Service” means the SVOD program service that is owned and operated by the Company and its Subsidiaries under the name “Pantaya”.

“Service Provider” means any current or former director, officer, employee, consultant or independent contractor of the Company or any Subsidiary of the Company, excluding any employee, consultant or independent contractor engaged by the Company or any Subsidiary of the Company on a Company Program- or Company Project-specific basis in connection with the development and/or production of any Company Program or Company Project, including through a third party employee lease arrangement.

“Software” means any and all (a) computer programs and other software, firmware and middleware, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (c) descriptions, flow-charts, architectures, and other materials used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the economic rights or voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management; provided, that for purposes of this Agreement, Pantelion 2.0 shall be considered a Subsidiary of the Company and, for the avoidance of doubt, any representation or warranty regarding any Subsidiary of the Company as of or since any specified date shall be deemed to include Pantelion 2.0 as if it had been a Subsidiary of the Company as of or since such date.

“SVOD” means the availability of multiple video programs to a subscriber by means of a point-to-point telecommunications system, originating from a distance, via a subscription video on demand service for which (a) the subscriber is charged a periodic subscription fee for the right to receive such programming, and is not charged a per-program(s) or per-exhibition(s) fee, (b) the exhibition start time of each program is at a time specified by the subscriber in his or her discretion and (c) there is no third party advertising.

“Tax” means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in

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connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, escheat, unclaimed property, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; and (b) any and all liability for the payment of any amounts described in clause (a) above as a result of (I) being a part of any consolidated, combined, affiliated, unitary or similar Tax group (including under Treasury Regulation Section 1.1502-6), (II) being party to any Tax sharing or allocation agreement or having any express or implied obligation to indemnify any other Person for Taxes, or (III) any successor or transferee liability.

“Tax Audit Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement, the Licensed Technology Agreement, the Contribution Agreement and the TSA.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“TSA” means the transition services agreement, between the Company and the Seller, pursuant to which certain transitional services will be provided, in the form attached hereto as Exhibit G.

“Underpayment Amount” means the amount calculated in accordance with Schedule 1.1(b). For the avoidance of doubt, notwithstanding the fact that the calculation of the “Underpayment Amount” takes into account a portion of the license fees remaining to be paid by Brendita’s Films, LLC to Pantelion 1.0 under that certain Pantelion-Pantaya SVOD License Agreement, by and between Pantelion 1.0 LLC (as licensor) and Brendita’s Films, LLC (as licensee), effective as of January 1, 2017, the full amount of all unpaid license fees under such Contract shall remain payable in accordance with terms of such Contract.

“United States” means the United States of America, and its territories, districts, commonwealths and possessions, including Puerto Rico and the U.S. Virgin Islands.

“Unmatched Funding Amount” means, as of the applicable date of determination, the absolute value of the amount, calculated in accordance with (including the definitions set forth in) Schedule 1.1(c), equal to (a) (i) one minus the Seller

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Percentage, multiplied by (ii) the “Current Aggregate Estimated Adjusted Net Funding” (as defined in Schedule 1.1(c)), minus the Cash Sweep Amount, plus (b) the Seller Percentage, multiplied by the “Development Funded on Behalf of Hemisphere” (as defined in Schedule 1.1(c)), minus (c) the “Hemisphere Funding to Date” (as defined in Schedule 1.1(c)).

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.), and any similar state, local, or non-U.S. Law or Order.

Section 1.2                  Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	Section 2.3(b)
Agreement	Preamble
Allocation	Section 2.5
Base Purchase Price	Section 2.2(a)
Buyer	Preamble
Buyer Adjustment Amount	Section 2.3(d)(ii)
Buyer Indemnified Parties	Section 9.2
Buyer Released Parties	Section 7.5(a)
Buyer Releasing Parties	Section 7.5(b)
Cap	Section 9.4(a)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Statement	Section 2.3(a)
Company	Preamble
Company Annual Financial Statements	Section 5.8(a)
Company Financial Statements	Section 5.8(a)
Company Interim Financial Statements	Section 5.8(a)
Company Licenses	Section 5.19(c)
Continuing Employee	Section 7.6(a)
Direct Claim	Section 12.7
Dispute	Section 2.3(b)
Distribution Rights	Section 5.13(a)(i)
Estimated Adjustment Amount	Section 2.2(b)
Estimated Purchase Price	Section 2.2(a)
Expiration Date	Section 9.1
Exploit	Section 5.13(a)(iii)
Exploitation	Section 5.13(a)(ii)
Exploitation Rights	Section 5.13(a)(iii)
Final Adjustment Amount	Section 2.3(d)
Guild	Section 5.13(a)(v)
Indemnified Party	Section 9.6(a)
Indemnifying Party	Section 12.6(a)
Interim Balance Sheet Date	Section 5.8(a)

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Lease	Section 5.15(a)
Leased Property	Section 5.15(a)
Leases	Section 5.15(a)
Material Contracts	Section 5.11(a)
Material Service Agreements	Section 5.11(a)(xii)
Mini-Basket	Section 9.4(a)
Non-Assignable Contract	Section 7.11(b)(i)
Non-Party Affiliates	Section 10.12
Objections Statement	Section 2.3(b)
Owned Programs	Section 5.13(a)(iv)
Participation	Section 5.13(a)(vi)
Parties	Preamble
Performing Rights Organization	Section 5.13(e)(iii)
Post-Closing Claim	Section 7.10
Pre-Closing Claim	Section 7.10
Pre-Closing Statement	Section 2.2(b)
Pre-Closing Taxes	Section 8.2(a)
Purchase Price	Section 2.2(a)
Reimbursement	Section 9.8(a)
Release Date	Section 9.1
Residual	Section 5.13(a)(vii)
Restricted Period	Section 7.2(a)
Restrictive Covenants	Section 7.2(c)
Section 1542	Section 7.5(a)
Seller	Preamble
Seller Adjustment Amount	Section 2.3(d)(i)
Seller Guarantor	Preamble
Seller Indemnified Parties	Section 9.3
Seller Prepared Returns	Section 8.1(a)
Seller Released Parties	Section 7.5(b)
Seller Releasing Parties	Section 7.5(a)
Straddle Period	Section 8.5
Tangible Materials	Section 5.13(a)(viii)
Tax Indemnified Buyer Parties	Section 8.2(a)
Tax Loss	Section 8.2(a)
Tax Losses	Section 8.2(a)
Third Party Claim	Section 9.6(a)
Threshold Amount	Section 9.4(a)
Top Licensed Program	Section 5.13(b)(ii)
Underlying Material	Section 5.13(a)(ix)
Units	Recitals

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Section 1.3                  Interpretive Provisions. Unless the express context otherwise requires:

(a)                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                 the words “Dollars” and “$” mean U.S. dollars;

(d)                references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)                 wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                  references herein to any gender shall include each other gender;

(g)                references herein to accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP;

(h)                references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)                  references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j)                  with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)                the word “or” shall be disjunctive but not exclusive;

(l)                  references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(m)               references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

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(n)                the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(o)                the term “made available” (or terms with similar import) shall mean posted and made available to the Buyer in the electronic data room established at www.datasite.com on behalf of the Company in connection with the Contemplated Transactions prior to 11:59 p.m. local time in Los Angeles, California on March 29, 2021; and

(p)                if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Article II

PURCHASE AND SALE OF UNITS

Section 2.1                  Purchase and Sale of the Units and Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens (other than restrictions on transfer arising under applicable federal and state securities Laws or under the LLC Agreement), and the Buyer shall purchase and acquire from the Seller, all of the Units, in exchange for: (a) a cash payment equal to the Estimated Purchase Price; and (b) plus (i) the Seller Adjustment Amount payable to the Seller pursuant to Section 2.3(d) or minus (ii) the Buyer Adjustment Amount owed by the Seller pursuant to Section 2.3(d) (in the case of this clause (b) if, as and when payable pursuant to Section 2.3(d)).

Section 2.2                  Calculation of Purchase Price.

(a)                 Estimated Purchase Price. The term “Estimated Purchase Price” means the amount resulting from: (i) (x) $150,000,000 (the “Base Purchase Price”) multiplied by (y) the Seller Percentage, plus (ii) the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number), minus (iii) the absolute value of the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a negative number). The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 (as so adjusted, the “Purchase Price”).

(b)                Pre-Closing Statement. No later than 11:59 p.m. local time in Los Angeles, California on March 30, 2021, the Seller shall deliver to the Buyer a certificate executed by the Seller (the “Pre-Closing Statement”) setting forth the Seller’s good faith estimates of (i) Closing Indebtedness, (ii) Seller Transaction Expenses, (iii) Closing Cash, (iv) the Unmatched Funding Amount, (v) the Management Equity Amount, (vi) the Underpayment Amount and (vii) the Adjustment Amount (clause (vii) being referred to herein as, the “Estimated Adjustment Amount”), together with supporting documentation for such estimates (including final invoices with respect to any

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Seller Transaction Expenses to be paid by the Company on behalf of the Seller at the Closing) and any additional information reasonably requested by the Buyer.

Section 2.3                  Purchase Price Adjustment.

(a)                 Closing Statements. Within ninety (90) days following the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate executed by an executive officer of the Seller (the “Closing Statement”) setting forth the Seller’s good faith determination of (i) Closing Indebtedness, (ii) Seller Transaction Expenses, (iii) Closing Cash, (iv) the Unmatched Funding Amount, (v) the Management Equity Amount, (vi) the Underpayment Amount and (vii) the Adjustment Amount. During the period following the Closing Date through the final determination of the Adjustment Amount, the Buyer shall, and shall cause the Company and its Subsidiaries to, provide to the Seller and its advisors reasonable access, upon reasonable advance notice and during normal business hours, to the books and records of the Company and its Subsidiaries relevant to the determination of, and the management personnel involved in the calculation of, (i) Closing Indebtedness, (ii) Seller Transaction Expenses, (iii) Closing Cash, (iv) the Unmatched Funding Amount, (v) the Management Equity Amount, (vi) the Underpayment Amount and (vii) the Adjustment Amount. Following delivery of the Closing Statement, the Seller shall provide the Buyer with any supporting documentation for the Closing Statement that the Buyer may reasonably request. For the avoidance of doubt, if the Seller does not deliver a Closing Statement within such ninety (90) day period, then the Pre-Closing Statement shall become the Closing Statement.

(b)                Dispute Resolution. Within thirty (30) days after the Buyer’s receipt of the Closing Statement, the Buyer shall be entitled to deliver to the Seller a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Buyer does not deliver an Objections Statement within such thirty (30)-day period, then the Closing Statement shall become final and binding upon all Parties. If the Buyer delivers an Objections Statement within such thirty (30)-day period, then the Seller and the Buyer shall negotiate in good faith for fifteen (15) days following the Seller’s receipt of such Objections Statement to resolve any such objections. Any such objections or discrepancies that the Buyer and the Seller are unable to resolve during such fifteen (15)-day period is referred to as a “Dispute”. After such fifteen (15)-day period, any matter set forth in the Closing Statement that is not subject to a Dispute shall become final and binding upon all Parties. If the Buyer and the Seller are unable to resolve all objections during such fifteen (15)-day period, then any Disputes, and only such Disputes, shall be resolved by Deloitte (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any Disputes in accordance with the applicable terms of this Agreement as promptly as practicable, but in any event within thirty (30) days after its appointment. Other than any Disputes, the Accounting Firm shall have no authority over any other disagreement between the Parties (including questions of Law, interpretation of contract or fraud). The Accounting Firm shall act as an expert and not as an arbitrator, and it is the intent of the Parties that the process set forth in this Section 2.3(b) and the activities of the Accounting Firm in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed. The resolution of such

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Disputes by the Accounting Firm (i) shall be set forth in writing; (ii) shall be within the range of dispute between the Buyer and the Seller; (iii) shall be conclusive, final and binding upon all of the Parties; and (iv) shall constitute an arbitral award that is non-appealable (absent fraud or manifest error) and upon which a judgment may be rendered by a court of competent jurisdiction. Upon delivery of such resolution, the Adjustment Amount, as modified in accordance with such resolution, shall become conclusive, final and binding upon all of Parties.

(c)                 Accounting Firm Expenses. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to the Buyer and 70% (i.e., 700  ÷  1,000) to the Seller.

(d)                Final Adjustment Amount. As used herein, “Final Adjustment Amount” means (i)  if the Buyer fails to deliver an Objections Statement in accordance with Section 2.3(b), the Adjustment Amount as set forth in the Closing Statement or (ii) if the Adjustment Amount is resolved by the Buyer and the Seller or by submission of any Disputes to the Accounting Firm, as contemplated by Section 2.3(b), the Adjustment Amount as so resolved. If the Final Adjustment Amount is:

(i)                  greater than the Estimated Adjustment Amount (any such excess, the “Seller Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the Final Adjustment Amount), the Buyer shall deliver to the Seller the Seller Adjustment Amount by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing; or

(ii)                less than the Estimated Adjustment Amount (any such shortfall, the “Buyer Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the Final Adjustment Amount), the Seller shall deliver to the Buyer the Buyer Adjustment Amount by wire transfer of immediately available funds to an account or accounts designated by the Buyer in writing.

All payments made pursuant to this Section 2.3 shall be treated by all Parties for tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Section 2.4                  Withholding. Each of the Buyer, the Company, any Subsidiary of the Company, and any of their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under any provision of any Tax Law. The Buyer shall, other than in the case of payments to employees of the Company or any Subsidiary

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of the Company or the Seller’s failure to deliver the tax form set forth in Section 3.2(a)(vi), prior to making any such deduction or withholding from amounts otherwise payable pursuant to this Agreement, provide notice reasonable under the circumstances to the Seller of amounts subject to withholding and the Buyer and the Seller shall cooperate in good faith in an effort to reduce, or eliminate the necessity for, such withholding. To the extent that amounts are deducted and withheld under this Section 2.4 and paid over to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5                  Allocation of Amounts Paid By the Buyer. The Buyer and the Seller agree to determine the amount of and allocate, for federal, and applicable state and local, income Tax purposes the Purchase Price (and any other amounts treated as purchase price for Tax purposes) among the assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and otherwise in accordance with applicable Tax Law. The allocation shall be prepared based upon a valuation report prepared by Deloitte, whose fees will be payable fifty (50%) percent by the Buyer and fifty (50%) percent by the Seller. The Buyer shall use commercially reasonable efforts to cause such accounting firm to provide the Seller with such valuation report and one (1) or more schedules allocating the Purchase Price (and other amounts treated as purchase price for Tax purposes) consistent with such valuation report (the “Allocation”) as soon as reasonably practicable, and, in any event, shall keep the Seller apprised if the Allocation process is expected to extend beyond ninety (90) days after the Closing Date. The Seller will have a period of thirty (30) days after its receipt of the allocation to review; provided, that the Allocation shall be final and binding upon the Parties to the extent the Allocation (or any component thereof) is not contested by the Seller within such period. The Parties will cooperate in good faith to resolve any potential inconsistencies in the valuation report and any schedules provided by the Buyer. The Allocation shall be adjusted to reflect any adjustments to the Purchase Price (and other items treated as purchase price for Tax purposes) made pursuant to the terms of this Agreement. The Allocation as finally determined (or as may thereafter be adjusted in accordance with this Section 2.5) shall be binding on the Buyer and the Seller, and the Buyer and the Seller agree to file all Tax Returns and determine all Taxes, in accordance therewith, except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code).

Article III

THE CLOSING

Section 3.1                  Closing; Closing Date. The closing of the sale and purchase of the Units contemplated by this Agreement (the “Closing”) shall take place by remote communication and electronic exchange of documents in Los Angeles, California, on the date hereof, or at such other time or date that the Seller and the Buyer may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date”.

Section 3.2                  Transactions to Be Effected at Closing.

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(a)                 At the Closing, the Seller or the Company shall deliver to the Buyer:

(i)                  an instrument of assignment with respect to the Units in the form attached hereto as Exhibit I, duly executed by the Seller;

(ii)                evidence of the making or receipt (as applicable) of all of the notices and consents listed on Schedule 3.2(a)(ii);

(iii)              evidence of the termination of each agreement set forth on Schedule 3.2(a)(iii), in each case, without any Liability to the Buyer, the Company or any of their respective Affiliates following the Closing;

(iv)               the resignation letters (or other evidence of resignation) of those directors, managers and officers of the Company or any of its Subsidiaries whose names are set forth on Schedule 3.2(a)(iv);

(v)                evidence of the repayment or other settlement by the Company of the Overdue Payables, in an amount not to exceed $2,000,000 in the aggregate;

(vi)               a fully and properly completed IRS Form W-9 and a fully and properly executed California Form 590 (Exemption Withholding Certificate), duly executed by the Seller;

(vii)             evidence of release and termination of all Liens on any assets of the Company or any of its Subsidiaries related to the JPM Credit Agreement; and

(viii)           the Transaction Documents (other than this Agreement), duly executed by each party thereto other than the Buyer and any of its Affiliates.

(b)                The Buyer shall:

(i)                  pay to the Seller, within one (1) Business Day of the Closing Date, by wire transfer of immediately available funds to a bank account designated in writing by the Seller at least two (2) Business Days before the Closing Date, an amount equal to the Estimated Purchase Price payable pursuant to Section 2.1;

(ii)                pay, or cause to be paid, within one (1) Business Day of the Closing Date, on behalf of the Company, the Seller Transaction Expenses by wire transfer of immediately available funds or as otherwise directed by the Seller; and

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(iii)              at the Closing, deliver to the Seller, the Transaction Documents (other than this Agreement) to which the Buyer or any of its Affiliates is a party, duly executed by the Buyer and any such Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to the Buyer as of the date hereof as follows:

Section 4.1                  Corporate Organization. The Seller has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. The Seller is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Seller to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions.

Section 4.2                  Due Authorization. The Seller has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary corporate action on the part of the Seller, and no other proceeding, consent or authorization on the part of the Seller is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3                  No Conflict. The execution and delivery by the Seller of each Transaction Document to which the Seller is a party and the consummation of the Contemplated Transactions do not, except, in the case of clauses (a) or (b), as would have a material adverse effect on the ability of the Seller to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions:

(a)                 breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any material Contract to which the Seller is a party or by which any of the Seller’s assets are bound;

(b)                assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or

22

constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or conflict or default under, any applicable Law or Order binding upon or applicable to the Seller; or

(c)                 violate or conflict with the Organizational Documents of the Seller.

Section 4.4                  No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or filing with any Governmental Authority or other Person is required by the Seller with respect to the Seller’s execution or delivery of any Transaction Document to which the Seller is a party or the consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

Section 4.5                  Litigation; Orders. There are no pending or, to the Knowledge of the Seller, threatened Actions before or by any Governmental Authority against the Seller that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to enter into and perform its obligations under any Transaction Document to which it is a party. The Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Seller to consummate the Contemplated Transactions.

Section 4.6                  Title to Units. The Seller holds good and valid title to the Units, free and clear of all Liens other than restrictions on transfer arising under applicable federal and state securities Laws or the LLC Agreement. Other than the Units, the Seller holds no other Capital Stock of the Company or any Subsidiary of the Company (other than Capital Stock of Subsidiaries of the Company held indirectly through the Company). At the Closing, good and valid title to the Units will pass to the Buyer, free and clear of any Liens other than other than restrictions on transfer arising under applicable federal and state securities Law or the LLC Agreement. Other than the LLC Agreement, the Seller is not a party to any Contract restricting or otherwise relating to the voting, distribution rights or disposition of such Units.

Section 4.7                  Brokers. Except for fees, costs and expenses that have been or will be paid by the Seller or its Affiliates (other than the Company and its Subsidiaries), there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by the Seller or any of its Affiliates.

Section 4.8                  No Other Representations or Warranties; Non-Reliance.

(a)                 Except for the express representations and warranties made by the Seller and the Company in Article IV and Article V (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document, none of the Seller, the Company or any Affiliate thereof, any directors, managers, officers, employees, agents, advisors or representatives of any of the foregoing or any other Person has made or

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makes any express or implied representation or warranty of any kind or nature, whether written or oral, express or implied, including as to quality, merchantability, fitness for a purpose, condition, accuracy, omission, completeness, compliance or otherwise, regarding the Seller, the Company or any Subsidiary thereof or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, and the Seller expressly disclaims any other representations or warranties.

(b)                The Seller acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and none of the Seller or its Affiliates or its or their respective representatives has relied on or are relying on any representations or warranties regarding the Buyer, any Affiliate thereof or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, other than the express representations and warranties made by the Buyer in this Agreement (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document.

Article V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Buyer as of the date hereof as follows (it being understood and agreed that, for clarity, no representations and warranties are provided herein with respect to ASG Latin, LLC):

Section 5.1                  Company Organization. The Company has been duly formed and is validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign limited liability company or other legal entity, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Buyer a true and complete copy of its Organizational Documents, each as in effect on the date hereof.

Section 5.2                  Due Authorization. The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all

24

necessary limited liability company action on the part of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Company is a party, has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3                  No Conflict. The execution and delivery by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions do not:

(a)                 except as set forth on Schedule 5.3(a), breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any Material Contract to which the Company, or any Subsidiary of the Company, is a party or by which the Company’s or any such Subsidiary’s assets are bound, except to the extent that any such breach, violation, conflict, or default, right of acceleration or termination, would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b)                assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or conflict or default under, any applicable Law or Order binding upon or applicable to the Company or any Subsidiary of the Company, except to the extent that any such breach, violation, conflict, or default would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(c)                 violate or conflict with the Organizational Documents of the Company or any Subsidiary of the Company; or

(d)                result in the creation or imposition of any Lien (other than a Permitted Lien), with or without notice or lapse of time or both, on any assets of the Company or any Subsidiary of the Company, except to the extent that any such Lien would not, individually or the in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.4                  No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required by the Company, or any Subsidiary of the Company, with respect to the execution or delivery of any Transaction Document to which it is a party or the

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consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

Section 5.5                  Litigation; Orders. Except as set forth on Schedule 5.5, there are no pending or, to the Knowledge of the Company, threatened material Actions by any Governmental Authority or by any other Person against the Company, or any Subsidiary of the Company, their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers, directors or employees in their capacities as such with respect to which the Company has indemnification obligations. None of the Company or any of its Subsidiaries is subject to any outstanding Order that restricts the operation of the business of the Company or any of its Subsidiaries in any material respect.

Section 5.6                  Capitalization. Schedule 5.6 sets forth a true and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof. The issued and outstanding Capital Stock of the Company is duly authorized and validly issued. Except as set forth on Schedule 5.6, there is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. Except as set forth on Schedule 5.6, there are no outstanding or authorized options, warrants, convertible securities, restricted stock, restricted stock units, stock appreciation, phantom stock, profits interests, profit participation or similar rights or instruments with respect to the Capital Stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter. There are no Contracts to which the Company is a party or by which the Company is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of the Company or (b) vote or dispose of any Capital Stock of the Company. Except as provided in the LLC Agreement, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Company.

Section 5.7                  Subsidiaries.

(a)                 Schedule 5.7(a) sets forth a true and complete list of each of the Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company has been duly incorporated or organized, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted, in each case, except where failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All outstanding shares or other applicable form of Capital Stock of each Subsidiary of the Company are held directly by the Company or by

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one or more wholly owned Subsidiaries of the Company as set forth on Schedule 5.7(a). All of the issued and outstanding shares or other applicable form of Capital Stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has made available to the Buyer a true and complete copy of the Organizational Documents, each as in effect on the date hereof, of each Subsidiary of the Company.

(b)                Except as set forth on Schedule 5.7(b), with respect to each Subsidiary of the Company, all Capital Stock of such Subsidiary is owned by the Company or a wholly-owned Subsidiary thereof, and there is no Capital Stock of any such Subsidiary held by another Person or reserved for issuance. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or other equityholders of such Subsidiary on any matter. There are no Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of any Subsidiary of the Company or (ii) vote or dispose of any Capital Stock of any Subsidiary of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company.

(c)                 Other than the Capital Stock of its Subsidiaries and a fifty percent (50%) interest in ASG Latin, LLC owned by Pantelion 2.0, the Company does not own any Capital Stock of any other Person. Neither the Company nor any Subsidiary of the Company is obligated to make any investment in or loan or capital contribution to any Person.

Section 5.8                  Financial Statements.

(a)                 Schedule 5.8(a)(i) sets forth a true and complete copy of each of (i) (A) the unaudited consolidated balance sheet as of December 31, 2020 (the “Interim Balance Sheet Date”) and the related consolidated statement of income for the nine (9)-month period then ended for the Company and its Subsidiaries, (B) the statement of income for the nine (9)-month period ended December 31, 2020 for the Company and (C) the statement of income for the nine-month period ended December 31, 2020 for Pantelion 2.0 (collectively, the “Company Interim Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related consolidated statement of income for the fiscal year ended March 31, 2020 for the Company and its Subsidiaries (collectively, the “Company Annual Financial Statements” and together with the Company Interim Financial Statements, the “Company Financial Statements”). Except as set forth on Schedule 5.8(a)(ii), the Company Financial Statements (A) have been prepared in accordance with (A) GAAP, consistently applied throughout the periods indicated, (B) are consistent with the books and records of the Company and its

27

Subsidiaries, and (C) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject to the absence of footnote disclosures and, in the case of the Company Interim Financial Statements, changes resulting from normal immaterial year-end adjustments.

(b)                None of the Company or any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.9                  Absence of Certain Developments. Since September 30, 2020 through the date of this Agreement: (a) the Company and each Subsidiary of the Company has, in all material respects, conducted its business in the ordinary course of business consistent with past practice (other than as a result of COVID-19 or as required to comply with COVID-19 Measures), including with respect to the cash management practices and collection of payables and receivables; and (b) there has not been a Material Adverse Effect.

Section 5.10               Taxes.

(a)                 All federal income and other material Tax Returns required to be filed by the Company or any Subsidiary of the Company have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b)                The Company and each Subsidiary of the Company has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return) and has made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof. The Company Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company and each Subsidiary of the Company for all taxable periods and portions thereof accrued through the date of such Company Financial Statements. Since the Interim Balance Sheet Date, none of the Company nor any Subsidiary of the Company has incurred any Tax Liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company and its Subsidiaries consistent with past practice.

(c)                 There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any Subsidiary of the Company for any taxable period. No request for any such waiver or extension is currently pending.

(d)                No material audit or other Action by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any Subsidiary of the Company and no material claim has been made in writing by any Governmental Authority in a jurisdiction where the

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Company or a Subsidiary of the Company does not file a given form of Tax Return that such Person is subject to such form of Tax in that jurisdiction.

(e)                 There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary of the Company, except for Permitted Liens.

(f)                  The Company and each Subsidiary of the Company has withheld from amounts paid, accrued or owing to its present and former employees, agents, independent contractors, creditors, equityholders, nonresidents, and any other applicable Persons and has properly and timely paid to the appropriate Governmental Authority proper and accurate amounts that are required to be paid as of the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws, or if not yet due, has properly set aside such amounts in accounts for such purposes.

(g)                None of the Company nor any Subsidiary of the Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law).

(h)                Mucho Movies, Inc. will not be required to include in a taxable period ending after the Closing Date material amounts of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) Section 481 of the Code or comparable provisions of any Tax Law, or (v) prepaid amounts received prior to the Closing.

(i)                  Neither Seller nor any of its Affiliates has taken any action which would reasonably be expected to affect the status of the Company as a partnership for U.S. federal, and applicable state and local, income Tax purposes. Other than Mucho Movies, Inc., each Subsidiary of the Company is a disregarded entity for U.S. federal, and applicable state and local, income Tax purposes.

(j)                  Notwithstanding any other provision of this Agreement, the Company is not making and shall not be construed to have made any representation or warranty as to the amount or availability of any net operating loss, capital loss, tax credit, tax basis or other Tax attribute of the Company or any of its Subsidiaries as of the Closing Date with respect to the use of such Tax attributes in any Tax period beginning on or after the Closing Date.

Section 5.11               Contracts.

(a)                 “Material Contracts” means any of the following types of Contract to which the Company or any Subsidiary of the Company is a party (other than the Company Plans set forth on Schedule 5.17(a)):

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(i)                  any Contract that could reasonably be anticipated to involve individual or aggregate payments or consideration paid to the Company or any of its Subsidiaries of more than $300,000 in the calendar year ending December 31, 2021 or any subsequent calendar year for goods and services furnished by the Company or any Subsidiary of the Company;

(ii)                any Contract that could reasonably be anticipated to involve individual or aggregate payments or consideration paid by the Company or any of its Subsidiaries of more than $300,000 in the calendar year ending December 31, 2021 or any subsequent calendar year for goods and services furnished to the Company or any Subsidiary of the Company;

(iii)              any Contract relating to Indebtedness of the Company, or any Subsidiary of the Company, or any Contract under which the Company, or any Subsidiary of the Company, has advanced or loaned an amount to any Person, other than trade credit or employee advances or loans in the ordinary course of business;

(iv)               any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real property;

(v)                any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar material payment obligations to any Person by reason of any Transaction Document or the Contemplated Transactions;

(vi)               any employment, severance, retention, non-competition or separation Contract with the current Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company or any Subsidiary of the Company;

(vii)             any collective bargaining, labor or similar Contract entered into by the Company or any Subsidiary of the Company;

(viii)           any equity option, equity purchase, equity appreciation or other equity incentive compensation plan, or any other Contract relating to the Capital Stock of the Company or any Subsidiary of the Company;

(ix)               any Contract which purports to limit or restrict the ability of the Company or any Affiliate of the Company to enter into or engage in any market or line of business;

(x)                any joint venture, partnership, strategic alliance, limited liability company or similar Contract;

(xi)               any Contract with the Seller or a Related Party of the Seller;

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(xii)             any Contract for the sale or acquisition of a material portion of the assets or Capital Stock or businesses of (A) the Company and its Subsidiaries, taken as a whole (other than, in the case of sales of assets, in the ordinary course of business consistent with past practice) or (B) any other Person, in each case, under which there are material outstanding obligations;

(xiii)           any Contract (other than Material Service Agreements and Content Agreements) to which the Company or any Subsidiary of the Company is a party (A) pursuant to which any third party is granted a license or any right to use any Owned Intellectual Property in any material respect (other than non-exclusive licenses in the ordinary course of business), (B) pursuant to which any third party grants the Company or any Subsidiary a right or license to use, any Intellectual Property in any material respect (other than generally commercially available off-the-shelf software or software-as-a-service licenses, in each case, that provide for one-time or annual license, maintenance, support and other fees of $100,000 or less) or (C) contains a settlement, covenant-not-to-sue or agreement not to assert with respect to any Intellectual Property;

(xiv)           any Content Agreement (A) under which it would reasonably be expected that the Company or any of its Subsidiaries would make payments in excess of $300,000 or receive payments in excess of $300,000, in each case, per year during any year of the remaining term of such Content Agreement, or (B) related to or concerning one or more Top Licensed Programs (collectively, the “Material Service Agreements”); or

(xv)             any Contract involving any resolution or settlement of any actual or threatened Action, which imposes material continuing obligations on, the Company, or any Subsidiary of the Company.

(b)                The Company has made available a true and complete copy of each Material Contract. Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary party thereto, is in full force and effect and is enforceable against the Company or such Subsidiary, and to the Knowledge of the Company, against the other parties thereto, in each case, subject to the Enforceability Exceptions. Neither the Company nor any Subsidiary of the Company is in material breach, violation of or default under any Material Contract. To the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company or any Subsidiary of the Company under any Material Contract or the other parties thereto.

Section 5.12               Service Operations.

(a)                 Except as set forth on Schedule 5.12(a), the Company or a Subsidiary of the Company is the owner and operator of the Service. Except for the Contemplated Transactions, other than in the ordinary course of business or in accordance with the Company’s business plan, neither the Company nor any of its Subsidiaries has assigned or delegated, or has agreed to assign or delegate, any of its

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rights or obligations under the Content Agreements with respect to the Service or assigned or delegated, or agreed to assign or delegate, any of its rights or obligations with respect to management or operation of the Service.

(b)                Except as set forth on Schedule 5.12(b), (x) the Company, any Subsidiary of the Company and, to the Company’s Knowledge, each other Person that is a party to any Material Service Agreement are and have been in material compliance with all applicable terms and requirements of each Material Service Agreement, including with regard to any payments required to be made under such Material Service Agreement, and (y) neither the Company nor any Subsidiary of the Company (i) is the subject of an audit by any counterparty to a Material Service Agreement or (ii) has received a written request from any counterparty to a Material Service Agreement to conduct such an audit. Neither the Company nor any of its Subsidiaries have received any written notice of the intention of any counterparty to terminate or not renew any Material Service Agreement or decrease materially or limit materially its relationship with the Company or any of its Subsidiaries.

Section 5.13               Programming.

(a)                 As used herein:

(i)                  “Distribution Rights” means any of the following rights, collectively, with respect to a Company Program, in each case, subject to any limitations, restrictions or conditions on or to the Exploitation thereof contained in agreements with any third party (including talent, rights holders and Guilds), which has been delivered to or otherwise made available to the Buyer in the books and records of the Company:

(A)               the rights to release, distribute, and Exploit (as defined herein) such Company Program, including in connection with the marketing, distribution and Exploitation of such Company Program from time to time;

(B)               the rights to use and to authorize others to use the title of such Company Program for purposes of advertising and publicizing such Company Program from time to time in connection with the marketing, distribution and Exploitation of such Company Program;

(C)               the rights: (1) to publish and license and authorize others to publish in any language, in any media, synopses, summaries, adaptations, resumes and stories of and excerpts from such Company Program and from any Underlying Material (as defined herein); (2) to use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Company Program; (3) to Exploit and authorize others to Exploit in any language by any media, including radio and television, excerpts and clips from such Company

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Program and from any Underlying Material; and (4) to use and authorize others to use the rights described above and the title of the applicable Company Program in the manufacture and distribution of t-shirts, sweatshirts, posters and postcards and other items for publicity and promotional purposes, and not for sale;

(D)               the rights to use and authorize others to use all Tangible Materials relating to such Company Program in connection with the Exploitation of such Company Program to the extent necessary to Exploit rights in such Company Program; and

(E)                the rights to receive copyright revenues, and the rights to receive or to arrange for the collection of copyright revenues resulting from the secondary transmission or retransmission of such Company Program.

(ii)                “Exploitation” means, with respect to a Company Program, any of the following: the exhibition, distribution, transmission, display, performance, dissemination, publication, promotion, publicizing, advertising, reproduction, rental, lease, license, sublicense, transfer, disposing of, commercializing, marketing, usage, trading in, turning to account, dealing with and in and otherwise exploiting such Company Program, and/or the allied, ancillary and subsidiary rights related thereto, in any and all media now known or hereinafter devised. “Exploit” means to cause the Exploitation.

(iii)              “Exploitation Rights” means, with respect to a Company Program, the right to Exploit such Company Program and Tangible Materials relating thereto, including Distribution Rights.

(iv)               “Owned Programs” means all Company Programs with respect to which the Company or a Subsidiary owns the underlying copyright therein.

(v)                “Guild” means the Screen Actors Guild, the Directors Guild of America, the Writers Guild of America, I.A.T.S.E. or any other trade or labor organization, collective bargaining entity or union, domestic or foreign, which bargains on behalf of its members with third parties in order to determine wages, hours, rules, working conditions and the like.

(vi)               “Participation” means any contractually required amounts payable to or on behalf of any third party involved in the development and/or production of, and/or respecting any Underlying Materials related to, a Company Program, including all third parties who rendered services or granted rights in connection with such Company Program, which are (A) a contingent amount determined in whole or in part based on the financial performance from the Exploitation of such Company Program, including amounts contingent upon or determined by box office receipts, gross receipts, net receipts, or a percentage

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of such gross receipts or net receipts however defined, denominated or calculated, or are otherwise determined by reference to the performance of such Company Program however measured or determined (including, without limitation, number of views), and are payable in a fixed or allocable amount or as a percentage of such receipts; and/or (B) payable in a fixed amount upon the occurrence of specified events in relation to the Exploitation of the Company Program such as receipt of an award or the attainment of a specified level of receipts or contingent proceeds from, or other financial performance, or other performance (including, without limitation, number of views), of the Exploitation of a Company Program. For the avoidance of doubt “Participations” does not include: (x) fees and payments of any kind of the type which are or will be included in a Company Program’s budget; (y) amounts required to be remitted by the Company to a co-financier of a Company Program as such co-financier’s applicable share of the gross receipts of such Company Program; or (z) Residuals or other amounts that may become payable to any Guild in connection with the Exploitation of a Company Program.

(vii)             “Residual” means any amount required to be paid pursuant to a collective bargaining agreement with a union, Guild or other collective bargaining unit related to the Exploitation of any Company Program.

(viii)           “Tangible Materials” means, with respect to any Company Program, collectively, all physical embodiments of, or relating to, such Company Program or its elements in whatever state of completion, wherever located (including in any film laboratory or storage facility owned or controlled by Company or any other Person), in any video, audio or other format, including: (A) all positive, negative, fine grain and answer prints and duplicating negatives; (B) all exposed or developed film, pre-print materials, subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots; (C) tapes, discs, hard drives, computer memory, or other electronic media of any nature; (D) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages; (E) electronic and/or digital copies of any of the foregoing stored on any media; and (F) any other similar materials required, used or held for use in connection with the Exploitation of the Company Programs.

(ix)               “Underlying Material” means, with respect to any Company Program, literary, musical, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, bibles, scenarios, characters, titles, and any and all other literary or dramatic materials of any kind upon which such Company Program is based, in whole or in part.

(b)                Ownership & Control.

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(i)                  Schedule 5.13(b)(i) sets forth a true, correct and complete list of (i) all Owned Programs; and (ii) all Company Projects. Except as set forth on Schedule 5.13(b)(i), the Company or a Subsidiary thereof has the right to Exploit the Owned Programs in any and all media in which such Owned Program is currently being Exploited by the Company or any of its Subsidiaries.

(ii)                Schedule 5.3(b)(ii) sets forth a true, correct and complete list of each Licensed Program, and identifies therein which Licensed Programs are the top twenty (20) Licensed Programs as determined by measuring the number of streaming views for each such Licensed Program during the calendar year 2020 (each, a “Top Licensed Program”); for the avoidance of doubt, for purposes of the definition of “Top Licensed Program”, all streamed views of each episode of a given Licensed Program shall be aggregated for purposes of counting the number of streamed views of such Licensed Program. Except as set forth on Schedule 5.3(b)(ii), the Exploitation Rights controlled by the Company with respect to each Licensed Program include SVOD rights for the United States during the term of the Company’s license period for the applicable Licensed Program.

(c)                 Copyright Registration. The Company has registered in the United States copyright rights in each Owned Program that has completed production and been delivered to its domestic distributor, if and to the extent all copyright rights therein are exclusively owned by the Company and to the extent of the Company’s applicable registrable copyright interests therein.

(d)                Participations. Except as set forth Schedule 5.13(d), in connection with the Company Programs, to the Knowledge of the Company, the Company does not have any obligations with respect to Participations and has not assumed any obligations with respect to Participations.

(e)                 Residuals. Except as set forth on Schedule 5.13(e), the Company has no obligation to pay any Residuals and has not assumed any obligation to pay any Residuals with respect to the Exploitation of the Top Licensed Programs. With respect to each Owned Program, either (i) the Company has complied with all of its material reporting obligations under any applicable collective bargaining agreements with any union or Guild and has paid or caused to be paid all amounts due and payable by the Company under all applicable collective bargaining agreements with any union or Guild by reason of any past or current exhibitions or Exploitations; or (ii) there are no Guild relationships or Contracts governing or respecting the Owned Programs. Except as set forth in Schedule 5.13(e), there are no claims or audits that have been asserted or threatened in writing by any Guild or union with respect to the Owned Programs or, to the Knowledge of the Company, the Top Licensed Programs.

(f)                  No Infringement.

(i)                  The licensor of each Licensed Program has represented and warranted to the Company in substance that: (A) such Licensed

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Program does not libel, defame or violate the rights of privacy or publicity of any Person; and (B) the Company’s Exploitation of its rights with respect to such Licensed Programs does not infringe or otherwise violate any Intellectual Property rights of any Person. The Company has not received written notice of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(ii)                No Owned Program libels, defames or violates the rights of privacy or publicity of any Person. No Owned Program infringes or otherwise violates any Intellectual Property rights of any Person to the extent of Company’s commercial Exploitation thereof. The Company has not received written notice of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(iii)              Music Rights. All of the musical compositions and sound recordings thereof embodied in the Owned Programs that have been completed and delivered to the domestic distributor have been cleared for synchronization, reproduction and use in the Owned Programs in all media now known or hereafter devised. All of the public performance rights with respect to the music contained in each such Owned Program are (A) controlled by the American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC or other applicable music performing rights organization (each, a “Performing Rights Organization”); (B) in the public domain; or (C) duly licensed or otherwise owned by the Company with sufficient rights to permit its public performance in connection with the exhibition of each such Owned Program in all media and by those means in which each such Owned Program is currently commercially Exploited. The Company has valid and enforceable agreements with the American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC and all other applicable music performing rights organizations that cover the licensing of public performance rights in the United States. To the Knowledge of the Company, there are no material amounts accrued and currently due by the Company in respect of Contracts with any Performing Rights Organization.

(g)                Credits. The credits contained in each Owned Program are (and, with respect to each Top Licensed Program, the licensor thereof has represented and warranted to the Company that such credits are): (i) are complete and accurate in all material respects; (ii) do not omit any Person entitled by a Material Contract to any credit for providing services in connection with such Top Licensed Program or Owned Program; and (iii) comply with all Guild or other Contract obligations of the Company to third parties who rendered services in connection with such Top Licensed Program or Owned Program; provided that the foregoing representations shall only apply to Company Programs that have been completed and commercially released. The Company has not received written notice of any omissions, inaccuracies or non-compliance relating to any such credits in the Licensed Programs, except as would not reasonably be expected to result in material Liability.

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(h)                Tangible Materials. To the extent the Company owns or controls Tangible Materials used in connection with the Exploitation of an Owned Program or a Licensed Program, such Tangible Materials are stored and maintained directly by the Company, or on its behalf, in customary storage facilities or laboratories in accordance with customary industry practice for the use and preservation of such materials. To the extent any such Tangible Materials are not owned completely or directly by the Company, the Company has or has the right to customary access to such materials sufficient to Exploit such Tangible Materials in the manner and to the extent currently Exploited.

(i)                  Actions. There are no pending or threatened Action(s) in writing in any jurisdiction contesting, challenging the use, ownership, validity or enforceability by the Company of any material Intellectual Property right in any Company Program held for use in the Service.

(j)                  Compliance. All Owned Programs have been developed and produced, and have been Exploited by the Company, in all material respects in accordance with (i) all applicable Contracts, (ii) all applicable Laws and (iii) any applicable collective bargaining, union or guild agreement

(k)                Good Standing. The Company and its Subsidiaries are in good standing and are not in default of any material obligations under all applicable union, Guild or collective bargaining agreements, rules and regulations;

(l)                  Insurance. Each Owned Program is covered by adequate and customary insurance, in accordance with standard custom and practice in the entertainment industry, and the Company or a Subsidiary, as applicable, are a named insured under such policies.

(m)               Disclaimers. With respect to any Owned Program in any stage of production as of the date hereof, neither the Seller nor the Company makes any representation or warranty regarding (i) any materials added to or included in such Owned Program after the Closing Date or (ii) the production or Exploitation of any such Owned Program after the Closing Date. Furthermore, neither the Seller nor the Company makes any representation or warranty regarding any Licensed Programs that were licensed by the Company or any of its Subsidiaries from the Buyer or any of its Affiliates.

Section 5.14               Intellectual Property.

(a)                 Schedule 5.14(a) sets forth a true and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application. All of the registrations, issuances and applications of Owned Intellectual Property set forth on Schedule 5.14(a) are valid and (excluding applications) in full force and effect and all application, maintenance, renewal filings and fee payments related thereto have been timely made. The Company and its Subsidiaries own and possesses all

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right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens.

(b)                The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their Trade Secrets and confidential information.

(c)                 Neither the Owned Intellectual Property nor the conduct of the business of the Company and its Subsidiaries misappropriates, infringes or otherwise violates any Intellectual Property or other proprietary rights of any other Person in any manner that would be material to the Company and its Subsidiaries, taken as a whole; provided, however, the foregoing shall not apply to Owned Programs and Licensed Programs, which are covered under Section 5.13 of this Agreement. There is no Action pending or, to the Knowledge of the Company, threatened that alleges any such misappropriation, infringement or violation. The Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property in any material respect.

(d)                The Company and its Subsidiaries have a privacy policy regarding the collection, protection, storage and use of personal information in its and its Subsidiaries’ business and have at all times complied in all material respects with and are currently in compliance in all material respects with such privacy policy and with all applicable Laws, Orders and contractual requirements relating thereto. The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions do not violate such privacy policies as they currently exist or as they existed at any time during which personal information was collected or obtained by the Company or its Subsidiaries and, upon Closing, the Company and its Subsidiaries will continue to have the right to use such personal information on the same or substantially similar terms and conditions as they had immediately prior to the Closing. No Actions are pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary of the Company relating to the collection or use of personal information.

(e)                 No Software material to the business of the Company and its Subsidiaries, taken as a whole, is included, in whole or in part, in Owned Intellectual Property.

(f)                  To the Knowledge of the Company, the IT Assets operate properly in conformance with their documentation in all material respects and without any material defect, material unavailability or material error. To the Knowledge of the Company, the material IT Assets owned by, licensed to or leased to the Company or any Subsidiary of the Company will continue to operate and be accessible to users immediately following the Closing in substantially the same manner in all material respects as they operated and were accessible to users immediately prior to the Closing, except to the extent subject to or provided for in the TSA, the Licensed Technology

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Agreement or any Mixed-Use Contracts. The Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets and all information (including personal information) stored therein or transmitted thereby from loss, unauthorized access or other misuse. To the Knowledge of the Company, there have been no material failures, material unauthorized access or material security breaches of any IT Assets or data in the possession or control of the Company or any Subsidiary of the Company (including any event that, under applicable Law, would require the Company or any Subsidiary of the Company to provide notice of such event to applicable data subjects).

Section 5.15               Property.

(a)                 Schedule  5.15(a) sets forth a true and complete list of all Contracts under which the Company or any Subsidiary of the Company leases, subleases, licenses or otherwise occupies real property and all amendments thereto, extensions, renewals and guaranties thereof and other agreements relating thereto (each, a “Lease” and collectively, the “Leases”, and the real property demised under any Lease, a “Leased Property”). Each Lease (i) is a valid and binding obligation of the Company or applicable Subsidiary, (ii) is in full force and effect and is enforceable against the Company or applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions, and (iii) neither the Company or the applicable Subsidiary nor, to the Knowledge of the Company, any other party thereto is in material breach, violation or default under any Lease. Except as set forth in Schedule 5.15(a), neither the Company nor any Subsidiary of the Company has leased, subleased, or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof, assigned any of the Leases or conveyed all or any portion of the Company or applicable Subsidiary’s interest in any of the Leases or the premises demised thereunder.

(b)                Neither the Company nor any of its Subsidiaries owns any real property. The Leased Property constitutes all of the real property currently used in the operation of the respective businesses of the Company and its Subsidiaries.

(c)                 There is no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation or similar Action related to the Leased Property or any part thereof or of any sale or other disposition of the Leased Property or any portion thereof in lieu of condemnation.

Section 5.16               Labor Matters.

(a)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Labor Laws.

(b)                No current Service Provider is (i) covered by a collective bargaining or any other labor-related Contract with any labor union, works council or

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labor organization, nor is any such Contract currently being negotiated or (ii) a leased employee or an outsourced employee. There is no pending or, to the Knowledge of the Company, threatened, nor has there been in the three (3) years preceding the date hereof, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any Subsidiary of the Company by any labor organization. There is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any Subsidiary of the Company, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred in the three (3) years preceding the date hereof.

(c)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company is the subject of, nor is there pending or, to the Knowledge of the Company, threatened, any Action asserting that the Company or any Subsidiary of the Company has committed an unfair labor practice, act of discrimination, or other similar complaints with respect to any Service Provider.

(d)                As of the date hereof, no senior management employee of the Company or any Subsidiary of the Company has given notice, whether written or oral, to the Company or any Subsidiary of the Company that any such employee intends to terminate his or her employment with the Company or the applicable Subsidiary. To the Knowledge of the Company, no current Service Provider is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

(e)                 Neither the Company nor any Subsidiary of the Company has incurred any Liability under the WARN Act that remains unpaid or unsatisfied and no other activity that would give rise to a notice obligation under the WARN Act has been planned, contemplated or announced.

(f)                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, employees of the Company or any Subsidiary of the Company who are not citizens or permanent residents of the country in which they work have provided documentation to the Company reflecting their authorization under applicable United States or non-U.S. immigration Laws to work in his or her current position for the Company and its Subsidiaries.

(g)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has any Liability with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such Person’s status as a leased employee.

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Section 5.17               Employee Benefit Plans.

(a)                 Schedule 5.17(a) sets forth a true and complete list of each material Company Plan and Seller Plan, and denotes with an (*) each Seller Plan.

(b)                With respect to each Company Plan, the Company has made available to the Buyer a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan and any amendments thereto, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description, summary of material modifications and all other material written communications (or a description of all material oral communications) by the Company or any Subsidiary of the Company to its Service Providers concerning the extent of the benefits provided under a Company Plan, (v) a summary of any proposed amendments or changes anticipated to be made to the Company Plan at any time within the twelve (12) months immediately following the date of this Agreement, (vi) for the three (3) most recent years (A) Forms 5500 and attached schedules, (B) annual financial statements and (C) actuarial valuation reports and (vii) for the three (3) most recent years, all correspondence with the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority regarding the operation or the administration of the Company Plan.

(c)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Plan has been established, administered, maintained, funded and operated in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) no Service Provider has been improperly excluded from participation in any Company Plan and (iii) each Company Plan subject to Section 409A of the Code is in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no event has occurred and no condition exists with respect to any Company Plan that would subject the Company or any Subsidiary of the Company to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law and Orders.

(d)                No Company Plan is intended to be qualified within the meaning of Section 401(a) of the Code.

(e)                 None of the Company, any Subsidiary of the Company or their ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six (6) years sponsored, maintained, contributed to or had any Liability in respect of, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) a Multiemployer Plan, or (iv) any post-employment health, medical or life insurance for

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any Service Provider (except as may be required under COBRA or at the sole expense of the Service Provider).

(f)                  Except as set forth in Schedule 5.17(f), none of the execution and delivery of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Service Provider, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits (including Liability for any gross up, make whole or other payment as a result of imposition of Taxes under Section 4999 or Section 280G of the Code), or (iv) the payment of any amount under any Company Plan or other arrangement that is effective prior to the Closing (excluding, for the avoidance of doubt, any such arrangement adopted by the Buyer or any of its Affiliates) that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g)                With respect to each Company Plan (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no audit or other Action by the DOL, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Company, threatened (including any routine requests for information from the PBGC), and (iv) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Plan.

Section 5.18               Insurance. Schedule 5.18 sets forth a true and complete list of all insurance policies maintained by the Seller or an Affiliate thereof with respect to the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies are valid, binding and in full force and effect, subject to the Enforceability Exceptions, and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. There is no Action pending under any of the Insurance Policies as to which the Company’s or any Subsidiary of the Company’s coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.19               Compliance with Laws.

(a)                 The Company and each Subsidiary of the Company are, and at all times in the past three (3) years have been, in compliance with all applicable Laws and Orders, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its

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Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)                The Company and each Subsidiary of the Company are, and at all times in the past three (3) years have been, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption or anti-bribery Laws.

(c)                 Except as set forth on Schedule 5.19(c), the Company and each Subsidiary of the Company has obtained and maintains all of the material licenses from Governmental Authorities necessary to permit such Company or such Subsidiary to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct its business as currently conducted (collectively, “Company Licenses”), except where the failure to obtain and maintain such licenses, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably to be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any material fine, penalty, sanction or other Liability for violation of any Law or Order relating to any Company License.

Section 5.20               Environmental Matters.

(a)                 No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Action or Order is pending or, to the Knowledge of the Company, threatened by any Person with respect to any matters relating to the Company or any Subsidiary of the Company relating to or arising out of any Environmental Law or Environmental Permit, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws.

(b)                There are no material Liabilities of or relating to the Company or any Subsidiary of the Company of any kind whatsoever, including those relating to off-site disposal of or human exposure to Hazardous Substances, arising under or relating to any Environmental Law or Environmental Permit.

(c)                 The Company and its Subsidiaries as well as their business, assets and operations are and have at all times in the past three (3) years been in compliance with all applicable Environmental Laws and the Company and its Subsidiaries have obtained and are in compliance with all Environmental Permits required for their respective business, assets and operations, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws.

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(d)                (i) There has been no Release of Hazardous Substances with respect to any real property owned, operated or leased by the Company or any Subsidiary of the Company and (ii) neither Company nor any Subsidiary of the Company has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substance at any location, in each case, except as would not reasonably be expected to result in material Liability under Environmental Laws.

(e)                 There has been no material environmental investigation, study, audit, test, review or other analysis conducted within the past three (3) years in relation to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company that is in the possession or control of the Seller, the Company or any Subsidiary of the Company that has not been made available to the Buyer.

Section 5.21               Affiliate Transactions(a). Except as set forth on Schedule 5.21, neither the Seller nor any Related Party of the Seller (other than Pantelion 1.0) (a) is a party to any Contract with the Company or any Subsidiary of the Company, and (b) has any interest in any material property, asset or right that is owned or used by the Company or any Subsidiary of the Company (other than by virtue of the Seller’s ownership of membership interests in the Company).

Section 5.22               Sufficiency of Assets. Subject to the TSA and the Licensed Technology Agreement and taking into account the provisions of Section 7.11 with respect to any Mixed Use Contract or Non-Assignable Contract, the assets, properties and rights owned or licensed by the Company and its Subsidiaries constitute all of the assets, properties and rights that are necessary or required to continue to conduct the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner in all material respects as it is conducted as of immediately prior to the Closing.

Section 5.23               Brokers.(a) Except for the fees, costs and expenses set forth on Schedule 5.23, there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by or on behalf of the Company or any Subsidiary of the Company.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Disclosure Schedules, the Buyer represents and warrants to the Seller as of the date hereof as follows:

Section 6.1                  Corporate Organization. The Buyer has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. The Buyer is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except

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where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions.

Section 6.2                  Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary corporate or similar action on the part of the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is a party, has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3                  No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions do not, except, in the case of clauses (a) or (b), as would have a material adverse effect on the ability of the Buyer to enter into each Transaction Document to which it is a party or consummate the Contemplated Transactions:

(a)                 breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b)                assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a material breach or violation of or, conflict or default under, any applicable Law or Order binding upon or applicable to the Buyer; or

(c)                 violate or conflict with the Organizational Documents of the Buyer.

Section 6.4                  No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Seller and the Company contained in this Agreement, no notice to, consent, approval or authorization of or filing with any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions, other than compliance with any applicable requirements of the HSR Act.

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Section 6.5                  Litigation; Orders. There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is a party. The Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of the Buyer to consummate the Contemplated Transactions.

Section 6.6                  Investment Purpose. The Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.7                  Brokers. Except for fees, costs and expenses that have been or will be paid by the Buyer or its Affiliates (other than the Company and its Subsidiaries), there are no claims for brokerage or finders’ fees, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by the Buyer or any of its Affiliates.

Section 6.8                  No Other Representations or Warranties; Non-Reliance.

(a)                 Except for the express representations and warranties made by the Buyer in this Article VI (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document, none of the Buyer, any Affiliate thereof, any directors, managers, officers, employees, agents, advisors or representatives of any of the foregoing or any other Person has made or makes any express or implied representation or warranty of any kind or nature, whether written or oral, express or implied, including as to quality, merchantability, fitness for a purpose, condition, accuracy, omission, completeness, compliance or otherwise, regarding the Buyer, any Affiliate thereof or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, and the Buyer expressly disclaims any other representations or warranties.

(b)                The Buyer acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and none of the Buyer or its Affiliates or its or their respective representatives has relied on or are relying on any representations or warranties regarding the Seller, the Company or any Subsidiary thereof or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the Transaction Documents, the subject matter thereof (including the Contemplated Transactions), any information provided or made available in connection with the Contemplated Transactions or otherwise, other than the express representations and warranties made by the Seller and the Company in this Agreement (as and to the extent modified by the Disclosure Schedule) or any other Transaction Document.

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Article VII

COVENANTS

Section 7.1                  Confidentiality.

(a)                 After the Closing, the Seller shall hold and shall cause its Affiliates to hold, and shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and not disclose, except to the extent that such disclosure is required by Law or Order, court process or the rules or regulations of the SEC or any U.S. or non-U.S. national securities exchange, all confidential information concerning the Company or any Subsidiary of the Company, except for information that (i) becomes available in the public domain other than through a breach of this Section 7.1(a) by the Seller or its Affiliates; (ii) becomes available to the Seller or its Affiliates after the Closing on a non-confidential basis from a source (other than those related to the Seller’s prior ownership of the Company) that is not and not subject to a confidentiality obligation; or (iii) is independently developed after the Closing by or on behalf of the Seller or its Affiliates without use or reference to the confidential information. The obligation of the Seller to hold and to cause its Affiliates to hold any such information and documents in confidence shall be satisfied if it exercises at least the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information.

(b)                After the Closing, each of the Buyer and the Seller shall hold and shall cause its Affiliates to hold, and shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and not disclose, except to the extent that such disclosure is required by Law or Order, court process or the rules or regulations of the SEC or any U.S. or non-U.S. national securities exchange, all of the terms of this Agreement and the other Transaction Documents and the Contemplated Transactions.

Section 7.2                  Non-Competition; Non-Solicitation

(a)                 In order for the Buyer to have and enjoy the full benefit of the business of the Company and its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of eighteen (18) months commencing on the Closing Date (the “Restricted Period”; provided, that, with respect to the Buyer or the Seller, the Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which such Party is in violation of any of the provisions of this Section 7.2), the Seller shall not, directly or indirectly (whether by itself, through an Affiliate, in partnership or conjunction with, or as a manager, member, owner, consultant or agent of, any other Person):

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(i)                  launch, or agree to manage or operate, in any case, whether alone or in conjunction with one or more third parties, a Competing Service, acquire a twenty-five percent (25%) or greater financial or voting interest in a Competing Business or acquire a controlling interest (financial or otherwise) in, or the right to control the management and operation of, a Competing Business;

(ii)                (x) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Company or any of its Subsidiaries to resign or leave the employ of the Company or any of its Subsidiaries, (y) otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Company or any of its Subsidiaries or (z) hire, employ, engage or contract any Person set forth on Schedule 7.2(a)(ii) to perform services other than for the benefit of the Company or any of its Subsidiaries; or

(iii)              solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or intentionally influence, any supplier, distributor, content provider or other business associate of the Company or any of its Subsidiaries (including any Person who has been a business associate of the Company at any time during the period of twelve (12) months before the Closing) anywhere in the United States to alter, reduce or terminate its business relationship with the Company or any of its Subsidiaries; provided, however, that none of the following activities shall constitute a violation of Section 7.2(a)(iii): (A) entering into, extending, renewing, amending or replacing any agreement or arrangement with any existing customer, vendor, supplier, distributor, content provider or other business associate of the Seller or any of its Affiliates, provided that this exception shall not apply to any such agreement or arrangement that is primarily intended to alter, reduce or terminate (as distinguished from an agreement or arrangement that has the effect, but not the primary intent, of altering, reducing or resulting in the termination of) such business associate’s business relationship with the Company or any of its Subsidiaries; or (B) any action by the Seller or any of its Affiliates taken in the ordinary course of business in connection with obtaining or seeking to obtain from any third party vendor, supplier, distributor or content provider any products, materials, services or rights intended for use in the Seller’s (or any of its Affiliates’) businesses, provided that this exception shall not apply to any such action that is primarily intended to alter, reduce or terminate (as distinguished from an agreement or arrangement that has the effect, but not the primary intent, of altering, reducing or resulting in the termination of) such business associate’s business relationship with the Company or any of its Subsidiaries.

Notwithstanding anything in Section 7.2(a), none of the following activities shall constitute a violation of Section 7.2(a): (i) extending, renewing, amending or replacing the Existing LGE-Derbez Agreement or entering into, extending, renewing, amending or replacing any other agreement or arrangement with Eugenio Derbez, 3Pas Studios, LLC or Derbez Entertainment Inc. or any of their respective Affiliates; (ii) soliciting or hiring

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any Person, other than those set forth on Schedule 7.2(a)(ii), who contacts the Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from the Seller or any of its Affiliates; or (iii) making general solicitations for employment (including through the use of advertisements in the media and solicitations placed by recruiting firms or similar organizations) not specifically directed at individual prospective employees, consultants or independent contractors or soliciting or hiring any person responding to such general solicitations, other than those set forth on Schedule 7.2(a)(ii). In addition, notwithstanding anything in Section 7.2(a), none of the following shall constitute a violation of Section 7.2(a): (x) any action or inaction by the Seller or any of its Affiliates expressly permitted under any existing co-development or co-production, distribution or license agreement between the Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand; (y) the alteration, reduction or termination by any supplier, distributor, content provider or other business associate of the Company or any of its Subsidiaries of its business relationship with the Company or any of its Subsidiaries on its own initiative or by virtue of the terms of any existing Contract as a result of the Company and its Subsidiaries ceasing to be Affiliates of the Seller or any of its Affiliates following the consummation of the Contemplated Transactions; or (z) the acquisition by the Seller or any of its Affiliates of any Person that is engaged in a Competing Business, as long as such Person derives less than twenty-five percent (25%) of its revenue and enterprise value from such Competing Business.

(b)                As a material inducement to the Seller to enter into this Agreement (without such inducement the Seller would not have entered into this Agreement), during the Restricted Period, the Buyer shall not, directly or indirectly (whether by itself, through an Affiliate (including the Company or any of its Subsidiaries), in partnership or conjunction with, or as a manager, member, owner, consultant or agent of, any other Person), solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Seller or any of its Affiliates to resign or leave the employ of the Seller or any of its Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Seller or any of its Affiliates. Notwithstanding anything in Section 7.2(b), none of the following activities shall constitute a violation of Section 7.2(b): (i) soliciting or hiring any person who contacts the Buyer or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from Buyer or any of its Affiliates; or (ii) making general solicitations for employment (including through the use of advertisements in the media and solicitations placed by recruiting firms or similar organizations) not specifically directed at individual prospective employees, consultants or independent contractors or soliciting or hiring any person responding to such general solicitations.

(c)                 Notwithstanding anything to the contrary set forth herein (including Section 10.8), in the event of a breach of any of the provisions of Section 7.2(a) or Section 7.2(b) (the “Restrictive Covenants”):

(i)                  each of (A) the Buyer and its Affiliates (including the Company) and (B) the Seller and its Affiliates, respectively, shall have the

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right and remedy, without regard to any other available remedy, to (x) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (y) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants by the other Party or any of its Affiliates would cause irreparable and material harm to such Party and its Affiliates, the amount of which cannot be readily determined and as to which neither such Party nor any of its Affiliates will have any adequate remedy at law or in damages;

(ii)                it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(d)                The Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the businesses of each of (i) the Buyer and its Affiliates (including the Company) and (ii) the Seller and its Affiliates and are reasonable and valid in geographical and temporal scope and in all other respects.

Section 7.3                  Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other Transaction Documents (including any of the terms hereof or thereof) or the Contemplated Transactions without the prior written consent of the other Parties; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by Law or Order, court process or the rules or regulations of any U.S. or non-U.S. national securities exchange or U.S. or non-U.S. national securities quotation system, upon advice of counsel, in which case, the Party making such determination will use reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance or publication.

Section 7.4                  Cooperation with SEC Filings. In connection with the Buyer’s preparation of any filing required to be made with the SEC under the Exchange Act or the Securities Act, if reasonably requested by the Buyer, the Seller shall, at the Buyer’s sole cost and expense:

(a)                 (i) use commercially reasonable efforts to provide, as promptly as reasonably practicable, but in any event the Seller shall provide within 45 days of Closing, the Required Information (preliminary unaudited and without footnote disclosures), including any update to the financial statements provided in

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Schedule 5.8(a)(i) as may be reasonably required so that such Required Information would be for the fiscal periods required under Rule 3-05 Regulation S-X promulgated by the SEC, if required for inclusion in any filing of the Buyer to be made with the SEC under the Exchange Act or the Securities Act, and (ii) use best efforts to provide, as promptly as reasonably practicable, but in any event the Seller shall provide within 65 days of Closing, the Required Information, including any update to the financial statements provided in Schedule 5.8(a)(i) and any updates to the preliminary, unaudited financial information provided pursuant to clause (i) above, as may be reasonably required so that such Required Information would be for the fiscal periods required under Rule 3-05 Regulation S-X promulgated by the SEC, if required for inclusion in any filing of the Buyer to be made with the SEC under the Exchange Act or the Securities Act;

(b)                use commercially reasonable efforts to cause the Company’s independent auditors to provide, consistent with customary practice, consents to the use of their reports in any Current Reports on Form 8-K, any registration statement or other documents to be filed by the Buyer with the SEC that may require such a consent as well as comfort regarding such reports;

(c)                 use best efforts to assist, as promptly as reasonably practicable, but in any event the Seller shall assist within 65 days of Closing, the Buyer in connection with the preparation of pro forma financial information and pro forma financial statements if required by Article 11 of Regulation S-X promulgated by the SEC (which includes preparing, and providing to the Buyer to the extent available to the Seller and assuming such information is not otherwise in the possession of the Buyer or any of its Affiliates (including the Company and its Subsidiaries), financial information through the Closing Date in accordance with GAAP to the extent reasonably necessary to permit the Buyer to prepare its pro forma financial information in accordance with Article 11 of Regulation S-X), including using best efforts to cause the Company’s independent auditors to reasonably assist and advise the Company in its preparation of the pro forma financial information in connection with the Buyer’s Current Report on Form 8-K to be filed with the SEC after the Closing;

(d)                use commercially reasonable efforts to provide, as promptly as reasonably practicable (i) a preliminary draft of the unaudited consolidated balance sheet of the Company as of and the related unaudited consolidated income statement of the Company for the fiscal quarter ended March 31, 2021, (ii) the unaudited consolidated balance sheet of the Company as of and the related consolidated income statement of the Company for the fiscal quarter ended March 31, 2021 and (iii) unaudited consolidated income statements of the Company, prepared in accordance with GAAP (but without the footnote disclosures), for each fiscal quarter beginning from the fiscal quarter ended March 31, 2020 and ending with the fiscal quarter ended March 31, 2021, but in any event the Seller shall provide: (A) the unaudited consolidated balance sheet of the Company as of March 31, 2021 and the consolidated income statements of the Company for the fiscal quarters ended March 31, 2020 and March 31, 2021, by April 21, 2021; and (B) the consolidated income statements of the Company for the fiscal quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, by June 24, 2021;

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(e)                 use commercially reasonable efforts to inform the Buyer, as promptly as reasonably practicable, after the Seller has knowledge of any facts that would be reasonably expected to require the restatement of any financial statements of the Company; and

(f)                  use commercially reasonable efforts to take, as promptly as reasonably practicable following such request, any reasonably requested action with respect to the Required Information in connection with any Current Reports on Form 8-K, any registration statement or other documents to be filed by the Buyer with the SEC that may be required to include such Required Information.

The Buyer shall, and shall cause the Company and its Subsidiaries, to reasonably cooperate with the Seller in connection with the foregoing, including, upon reasonable request by the Seller, making available to the Seller and its Affiliates, the books and records of the Company and its Subsidiaries and any employees of the Buyer, the Company or any Subsidiary of the Company as may be reasonably required in connection with the foregoing. For the avoidance of doubt, each of the financial statements referenced in Section 7.4(d) shall be a consolidated financial statement of the Company and its Subsidiaries (including Pantelion 2.0) with eliminations.

Section 7.5                  Release.

(a)                 Effective upon the Closing, the Seller, on behalf of itself and its Affiliates and each of their respective executors, representatives, successors and assigns (collectively, the “Seller Releasing Parties”), unconditionally and irrevocably waives, releases and forever discharges the Buyer, the Company, the Subsidiaries of the Company and each of their respective Affiliates (collectively, the “Buyer Released Parties”), of and from any and all claims that the Seller Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Buyer Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, arising out of or relating to the organization, management or operation of the businesses of the Company and its Subsidiaries, except for, and the release contained herein shall not extend or apply to, (i) any rights arising under this Agreement, any other Transaction Document or any commercial Contract or (ii) any exculpation, expense advancement, reimbursement or indemnification rights of any of the Seller Releasing Parties in its capacity as officer, manager or director pursuant to (A) the Organizational Documents of the Company or any of its Subsidiaries as in effect immediately prior to the Closing or (B) any insurance policy maintained by or on behalf of any of the Seller Releasing Parties with respect to the Company or any of its Subsidiaries. The Seller, on behalf of each of the Seller Releasing Parties, hereby agrees that if any Seller Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Buyer Released Party any claim released hereunder, then the Seller Releasing Parties will pay to such Buyer Released Party, in addition to all other direct or indirect Losses suffered by such Buyer Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such suit or claim. The Seller, for itself

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and on behalf of each of the other Seller Releasing Parties, hereby represents and warrants that they have read and are familiar with the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which states that:

“A general release does not extend to claimS that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

In furtherance of the foregoing, being aware of Section 1542, effective as of the Closing, the Seller, for itself and on behalf of each of the other Seller Releasing Parties, hereby: (i) expressly agrees that this Section 7.5(a) shall be effective as a bar to the claims released hereunder and that this Section 7.5(a) shall be given full force and effect; and (ii) expressly waives and relinquishes any rights they may have under Section 1542, as well as under any other statute or common law principle of similar effect, with respect to the claims released hereunder.

(b)                Effective upon the Closing, the Buyer, on behalf of itself and its Affiliates (including the Company and its Subsidiaries) and each of their respective executors, representatives, successors and assigns (collectively, the “Buyer Releasing Parties”), unconditionally and irrevocably waives, releases and forever discharges the Seller and each of its Affiliates (collectively, the “Seller Released Parties”), of and from any and all claims that the Buyer Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Seller Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, arising out of or relating to the organization, management or operation of the businesses of the Company and its Subsidiaries, except for, and the release contained herein shall not extend or apply to, (i) any rights arising under this Agreement, any other Transaction Document or any commercial Contract or (ii) any exculpation, expense advancement, reimbursement or indemnification rights of any of the Buyer Releasing Parties in its capacity as officer, manager or director pursuant to (A) the Organizational Documents of the Company or any of its Subsidiaries as in effect immediately prior to the Closing or (B) any insurance policy maintained by or on behalf of any of the Buyer Releasing Parties with respect to the Company or any of its Subsidiaries. The Buyer, on behalf of each of the Buyer Releasing Parties, hereby agrees that if any Buyer Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Seller Released Party any claim released hereunder, then the Buyer Releasing Parties will pay to such Seller Released Party, in addition to all other direct or indirect Losses suffered by such Seller Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such suit or claim. The Buyer, for itself and on behalf of each of the other Buyer Releasing Parties, hereby represents and warrants that they have read and are familiar with the provisions of Section 1542, which states that:

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“A general release does not extend to claimS that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

In furtherance of the foregoing, being aware of Section 1542, effective as of the Closing, the Buyer, for itself and on behalf of each of the other Buyer Releasing Parties, hereby: (i) expressly agrees that this Section 7.5(b) shall be effective as a bar to the claims released hereunder and that this Section 7.5(b) shall be given full force and effect; and (ii) expressly waives and relinquishes any rights they may have under Section 1542, as well as under any other statute or common law principle of similar effect, with respect to the claims released hereunder.

Section 7.6                  Employee Matters.

(a)                 The Buyer agrees that each employee of the Company or any of its Subsidiaries who continues employment with the Buyer, the Company or any of their respective Affiliates after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the end of the Buyer’s 2021 fiscal year: (i) base salary or wage rate (as applicable), commission and target annual cash incentive opportunity that are not less than the base salary or wage rate (as applicable), commission and target annual cash incentive opportunity provided to such Continuing Employee immediately before the Closing; (ii) employee benefits that are substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the Closing (but excluding benefits under equity or equity-based incentive plans, retention or change in control plans or agreements, deferred compensation plans, defined benefit pension plans and retiree health or welfare plans); and (iii) severance protections that are substantially comparable to those provided to such Continuing Employee immediately prior to the Closing. Nothing in this Section 7.6(a) (x) shall require the Buyer, the Company or any of their respective Affiliates to continue to employ any particular employee following the Closing Date or (y) shall be construed as amending (or prohibiting any Party from amending or terminating) any Benefit Plan.

(b)                Notwithstanding anything to the contrary herein, the Seller shall ensure that the Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall not have any Liability under or with respect to any Seller Plan.

Section 7.7                  Termination of LLC Agreement. Effective as of the Closing, the LLC Agreement is hereby terminated in full (and no party thereto shall have any obligation or liability under or in respect thereof), except for Sections 8.2 (Exculpation and Indemnification) and 8.3 (Notice; Procedures) thereof, which shall survive and remain in full force and effect.

Section 7.8                  Pantelion 2.0. Prior to the Closing, pursuant to the Contribution Agreement, the Seller shall have contributed, or caused to be contributed,

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all of the issued and outstanding equity interests of Pantelion 2.0 to the Company free and clear of all Liens other than restrictions on transfer arising under applicable federal and state securities Laws.

Section 7.9                  Wrong Pocket. Subject to Section 7.11(b), if, following the Closing, either the Buyer or the Seller discovers that it or any of its Subsidiaries possesses any right or other asset, or is liable for any liability that, in the case of the Seller, relates exclusively to the business of the Company and its Subsidiaries or, in the case of the Buyer, relates exclusively to the business of the Seller and its Affiliates (excluding the Company and its Subsidiaries), such Party shall, and shall cause its Subsidiaries to, transfer or cause to be transferred such right, asset or liability to such other Party or its Subsidiary, and such Party or its Subsidiary shall accept and assume any such right, asset or liability, as applicable, for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, either the Buyer or the Seller or any of its Subsidiaries receives any payments due to another Party or a Subsidiary thereof in respect of the rights, assets or liabilities allocated to such other Party or Subsidiary thereof pursuant to this Agreement, then such first Party shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payments to the appropriate Party or a Subsidiary thereof.

Section 7.10               Insurance. From and after the Closing, in the event of any claim asserted against the Company or any of its Subsidiaries after the Closing arising out of any occurrence, Liability or Loss taking place prior to the Closing (a “Post-Closing Claim”) the Company and each of its Subsidiaries shall be entitled to access coverage under any occurrence-based Insurance Policy under which coverage is available for such Post-Closing Claim. In the event of any claim asserted against the Company or any of its Subsidiaries prior to the Closing arising out of any occurrence, Liability or Loss taking place prior to the Closing for which the Company or any of its Subsidiaries has sought to access coverage under any occurrence-based or claims-based Insurance Policy (a “Pre-Closing Claim”) the Company and each of its Subsidiaries shall be entitled to continue to access coverage under any occurrence-based or claims-based Insurance Policy under which coverage is available for such Pre-Closing Claim. From and after the Closing, in the event of any such Post-Closing Claim, the Company shall provide a written request to the Seller, accompanied by all information reasonably required to be included with such Post-Closing Claim. The Seller shall, following receipt of such request and information, reasonably cooperate with the Company to promptly submit the applicable Post-Closing Claim under the applicable occurrence-based Insurance Policy. The Seller thereafter shall use its commercially reasonable efforts to permit the Company or its Subsidiary to pursue, and assist the Company or its Subsidiary in pursuing, any available coverage for such Post-Closing Claim under the applicable occurrence-based Insurance Policy, at the cost and expense of the Buyer. The Seller shall use its commercially reasonable efforts to permit the Company or its Subsidiary to pursue, and assist the Company or its Subsidiary in pursuing, any available coverage for any Pre-Closing Claim under the applicable Insurance Policy, at the cost and expense of the Buyer. Any insurance proceeds received by the Seller or any of its Affiliates in respect of a Pre-Closing Claim or Post-Closing Claim shall be promptly transmitted to the Buyer.

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Section 7.11               Mixed-Use Contracts; Non-Assignable Contracts.

(a)                 Mixed-Use Contracts. The Parties acknowledge that the Seller and/or its Affiliates (excluding the Company and its Subsidiaries) are parties to certain Mixed-Use Contracts. Subject to applicable Law and Section 7.11(b), unless the Seller or its applicable Affiliate and the Buyer otherwise agree or as otherwise provided for in the TSA (as may be amended from time to time in accordance therewith) or the Licensed Technology Agreement (as may be amended from time to time in accordance therewith), the Seller or its applicable Affiliate and the Buyer shall cooperate with each other and use their respective commercially reasonable efforts following the Closing to cause each material Mixed-Use Contract to be apportioned (including by way of entering into a new Contract or amendment, or splitting or assigning the applicable rights and obligations) between the Seller or its applicable Affiliate and the Buyer, such that the Seller or its applicable Affiliate will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the business of the Seller and its Affiliates other than the business of the Company and its Subsidiaries, on the one hand, and the Buyer will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the business of the Company and its Subsidiaries, on the other hand. From and after the Closing, (i) the Buyer shall reimburse, indemnify and hold harmless the Seller and its Affiliates against all Losses incurred by such Person, as applicable, arising from or relating to the portion of any Mixed-Use Contract apportioned to the business of the Company and its Subsidiaries and (ii) Seller shall reimburse, indemnify and hold harmless the Buyer and its Affiliates against all Losses incurred by such Person arising from or relating to the portion of any Mixed-Use Contract not apportioned to the business of the Company and its Subsidiaries.

(b)                Non-Assignable Contracts.

(i)                  For purposes of this Agreement, any Contract (including any portion of any Mixed-Use Contract pursuant to Section 7.11(a)) or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted transfer or assignment thereof, directly or indirectly, without the consent, waiver or approval of any third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to either party thereto (including by the exercise of any termination right thereunder) or violate any applicable Law or any such Contract referred to in this Section 7.11(b)(i), or otherwise are subject to a counterparty termination right as a result of such assignment or transfer shall be deemed a “Non-Assignable Contract”.

(ii)                With respect to (x) any Contract to which Section 7.9 applies or (y) any Mixed-Use Contract to which Section 7.11(a) applies and, in the case of either clause (x) or clause (y), which is a Non-Assignable Contract, and, with respect to any such Non-Assignable Contract, any claim, right or benefit arising thereunder or resulting therefrom, the Seller and the Buyer will cooperate and use their respective commercially reasonable efforts to obtain as expeditiously as possible after the date hereof (A) the written consent, waiver or approval of the other party or parties to such Non-Assignable Contract

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for (as applicable) (I) the assignment of the applicable rights and obligations thereunder, (II) the entry into a new Contract or amendment between the Buyer or an Affiliate thereof or (III) the continued operation of the existing Contract, notwithstanding the fact that the Company or its Subsidiary ceases to be Affiliates of the Seller or any of its Affiliates following the consummation of the Contemplated Transactions, or (B) written confirmation from the other party or parties to such Non-Assignable Contract mutually satisfactory in form and substance to the Seller and the Buyer, that such consent, waiver or approval is not required.

(c)                 If any consent, waiver, approval or confirmation has not been obtained with respect to (x) any Contract to which Section 7.9 applies or (y) any Mixed-Use Contract to which Section 7.11(a) applies (without duplication or limitation of Section 7.11(a)) and, in the case of either clause (x) or clause (y), which is a Non-Assignable Contract to be assigned to the Buyer as of the Closing, then until the earlier of (i) such time as such consent, waiver, confirmation, novation or approval is obtained and (ii) the expiration date of the then current term of such Non-Assignable Contract, the Seller and the Buyer will use their commercially reasonable efforts (including the dedication of resources thereto) to establish an agency relationship or other similar arrangement reasonably satisfactory to the Seller and the Buyer under which the Buyer would obtain, to the fullest extent practicable and not prohibited by any applicable Law, the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In such event, with respect to the period after the Closing, (A) the Seller will promptly pay, assign and remit to the Buyer when received all monies and other consideration received by it or an Affiliate under any applicable Non-Assignable Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 7.11 and (B) the Buyer will promptly pay, perform or discharge when due any Liability arising thereunder. The Buyer shall indemnify Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of the Seller or any of its Affiliates taken at the express direction of the Buyer or any of its Subsidiaries with respect to such Non-Assignable Contract.

Section 7.12               Certain Matters(a). The Buyer and the Seller covenant and agree to comply with the provisions set forth on Schedule 7.12.

Article VIII

TAX MATTERS

Section 8.1                  Tax Preparation of Tax Returns and Payment of Taxes.

(a)                 The Seller shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, at the cost and expense of the Company, all Tax Returns of the Company and each of its Subsidiaries due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared on a basis consistent with existing procedures and practices and

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accounting methods, unless otherwise required by Law, and the preparation thereof shall continue to be subject in all respects to the terms of the LLC Agreement. All Taxes reflected on such Tax Returns (other than any such Tax Returns that are Flow-Through Tax Returns) shall be paid by the Company or its Subsidiaries.

(b)                The Seller shall prepare (or cause to be prepared), and timely file, at the cost and expense of the Company, all Tax Returns of the Company and each of its Subsidiaries with respect to any Pre-Closing Tax Period (other than a Straddle Period) required to be filed with any Governmental Authority after the Closing Date. The Seller shall prepare such Tax Returns on a basis consistent with existing procedures and practices and accounting methods, unless otherwise required by Law. With respect to any Income Tax Returns to be filed with respect to any Pre-Closing Tax Period, at least thirty (30) calendar days prior to the due date of any such Tax Returns (accounting for all applicable extensions), the Seller shall submit such Tax Returns to the Buyer for review. If the Buyer disputes any item on any such Income Tax Return, it shall notify the Seller of such disputed item (or items) and the basis for its objection within ten (10) calendar days of receipt. The Buyer and the Seller shall negotiate in good faith to resolve any timely noticed dispute prior to the date on which the relevant Income Tax Return is required to be filed. If the parties cannot resolve any timely disputed item, the item in question shall promptly be referred to, and resolved by, the Accounting Firm in accordance with the procedures set forth in Section 2.3(b) and Section 2.3(c), applied mutatis mutandis. If such timely disputed item has not been resolved by the Accounting Firm as of the due date for such Tax Return, the Company shall be permitted to file such Tax Return as originally submitted by the Seller, and, after resolution by the Accounting Firm, such Tax Return shall thereafter be adjusted (or amended, if previously filed) to reflect such resolution and filed by the Company accordingly.

(c)                 Other than in respect of Flow-Through Tax Returns, the Company or its Subsidiaries shall pay any Taxes of the Company or its Subsidiaries that are due for which such party is primarily liable as prescribed by applicable Law with respect to the Tax Returns prepared by the Seller pursuant to Section 8.1(b) and the Seller shall be responsible for and shall pay to the Company its proportion of the Taxes reflected on such Tax Returns determined by the amount of such Taxes reflected on such Tax Returns multiplied by the Seller Percentage. The Seller shall remit such amounts to the Company as soon as reasonably practical, but no later than the due date for such Taxes.

(d)                Any Tax deductions or expenses incurred or deductible by the Company or any of its Subsidiaries as a result of the payment of any Indebtedness as finally determined pursuant to this Agreement, will, to the extent available under applicable Tax Law (as determined on a “more likely than not basis” by the Accounting Firm), be allocated for Tax reporting purposes to the Pre-Closing Tax Period. The Seller shall, in preparing any such Tax Return, to the extent permitted by applicable Law and if otherwise applicable, (i) adopt the calendar day convention under Treasury Regulation Section 1.706-4(c)(1)(i) and (ii) cause an election under Section 754 of the Code to be made with respect to the Tax period including the Closing Date.

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(e)                 In the case of Tax Returns that are filed with respect to Straddle Periods, the Buyer shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by Law. The Parties shall, to the extent permitted by applicable Law and if otherwise applicable, elect with the relevant Governmental Authority to treat the pre-Closing portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 8.2                  Tax Indemnification.

(a)                 Indemnification by the Seller. From and after the Closing, the Seller shall indemnify the Buyer and its Affiliates (including the Company and its Subsidiaries) (collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from the Seller Percentage of any and all Tax Losses suffered or incurred by the Company or any Subsidiary of the Company. For purposes of this Agreement, “Tax Losses” shall mean, collectively (and individually, a “Tax Loss”): (i) any and all Losses suffered or incurred arising out of, or with respect to, Taxes of the Company or its Subsidiaries for Pre-Closing Tax Periods (“Pre-Closing Taxes”), (ii) any and all Losses suffered or incurred arising out of, or with respect to, Taxes of any Tax Indemnified Buyer Party resulting from (x) any breach of the representations and warranties set forth in Section 5.10(g), Section 5.10(h) or Section 5.10(i) or (y) a breach of any covenant or agreement set forth in this Agreement relating to Taxes.

(b)                Limitations.

(i)                  The amount of any Tax Loss for which a Tax Indemnified Buyer Party is otherwise entitled to indemnification for under this Section 8.2 shall be reduced by any Tax benefit actually realized as a reduction in cash Taxes payable by such Tax Indemnified Buyer Party as a result of such Tax Loss in the Tax period in which such Tax Loss occurs.

(ii)                The Tax Indemnified Buyer Parties shall not be entitled to indemnification to the extent the applicable Tax Loss arises solely out of amounts appropriately allocated to such Tax Indemnified Buyer Party under the Tax Audit Rules, in accordance with Section 8.4(b), or to the extent already paid pursuant to Section 8.1(c).

(c)                 Survival. The representations and warranties contained in Section 5.10 and the indemnification provided for in this Section 8.2 shall survive the Closing and continue in full force and effect until the sixth (6th) anniversary of the Closing Date (which date shall be extended solely with respect to any Tax Contest arising prior to such date until the settlement, termination or a final determination of liability in respect of such Tax Contest).

(d)                Post-Closing Taxes. Notwithstanding the indemnification obligations set forth in this Section 8.2, the Seller will not have any Liability or indemnification obligation for any Losses with respect to (i) other than as a result of a breach of Section 5.10(g) or Section 5.10(h), any Taxes of the Company or any of its

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Subsidiaries arising in a taxable period (or portion thereof) beginning after the Closing Date, (ii) the ability of the Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) to utilize any Tax asset or attribute (e.g., net operating loss or Tax credit) in a post-Closing Tax period, or (iii) any Taxes arising as a result of any action taken outside the ordinary course of business by the Buyer or the Company or its Subsidiaries on the Closing Date after the Closing.

(e)                 Tax Treatment of Indemnity Payments. It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Law or a final “determination” within the meaning of Section 1313(a) of the Code.

(f)                  Additional Matters. For purposes of the indemnity in Section 8.2(a)(ii) (solely for purposes of determining the amount of any Tax Losses arising out of a breach of any applicable representation or warranty, but not for purposes of determining whether a breach of any representation or warranty has occurred), the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or similar qualifications.

(g)                Conflicts. Solely to the extent of any conflict between the provisions of this Section 8.2 and the provisions of Article IX, the provisions of this Section 8.2 shall prevail.

Section 8.3                  Tax Indemnification Procedures.

(a)                 After the Closing, the Buyer shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of any Action received by the Buyer or any of its Affiliates from any Governmental Authority or any other Person with respect to Taxes for which the Seller is liable pursuant to Section 8.2; provided, however, that a failure to give such notice will not affect the Tax Indemnified Buyer Parties’ rights to indemnification under Section 8.2, except to the extent that the Seller is materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Loss and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax Loss.

(b)                Payment by the Seller of any amount due to a Tax Indemnified Buyer Party under Section 8.2 shall be made by wire transfer to a bank account designated by the applicable Tax Indemnified Buyer Party within thirty (30) days following written notice by the Buyer that payment with respect to such amounts to the appropriate Governmental Authority or other applicable third party is due from any such Tax Indemnified Buyer Party.

Section 8.4                  Tax Audits and Contests; Cooperation.

(a)                 After the Closing, the Seller shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or any other Action

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involving any Taxes of, or with respect to, the Company or any Subsidiary of the Company (any such audit, claim for refund or other Action, a “Tax Contest”) for which it has an indemnification obligation under Section 8.2. Each of the Seller and the Buyer shall bear its share of the costs of any such Tax Contest based on its pro rata percentage ownership of the Company as of the Closing Date (i.e., seventy five percent (75%) by the Seller and twenty five percent (25%) by the Buyer). The Seller shall reasonably facilitate the Buyer’s participation in any such Tax Contest (including by providing copies of applicable notices and permitting the Buyer to review all filings reasonably in advance of submission), and the Buyer shall be permitted to employ separate counsel at its own expense in any such Tax Contest. The Seller shall not settle such Tax Contest without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed. In connection with any such Tax Contest that relates both to matters which the Seller would be entitled to control and to matters which the Seller would not be entitled to control hereunder, the parties shall reasonably cooperate to efficiently separate the administration of such Tax Contest such that each of the Seller and the Buyer controls its applicable portion of such Tax Contest.

(b)                The Company shall designate (and shall execute all such documents necessary to cause the designation of) the Seller as, and the Seller shall have the authority (and all powers incident thereto) to act in the capacity of, the “partnership representative” (within the meaning of the Tax Audit Rules) for the Company in respect of all Pre-Closing Tax Periods. Each of the Buyer and the Seller hereby consents to the making of a “push out” election under Section 6226 of the Code (or any similar provision of any applicable Tax Audit Rule) with respect to any Tax Contest relating to any Pre-Closing Tax Period, to the extent available under applicable Law. In connection with such “push out” election, the Buyer and the Seller shall cooperate to effect such election, to file all applicable Tax Returns required to be filed in connection therewith or as a result thereof, and to pay all of their respective Tax amounts due in respect of such Tax Returns.

(c)                 The Seller and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. The Seller and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Company or a Subsidiary of the Company (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.4. Any information obtained under this Section 8.4(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest or other Action.

(d)                Each of the Seller, the Buyer, the Company and the Subsidiaries of the Company shall (i) use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of, or relating to, the Company and

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its Subsidiaries that relate to Pre-Closing Tax Periods until the expiration of the applicable statute of limitations and shall thereafter provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the other Parties and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the Parties, to from time to time inspect and review such records as the requesting party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by such other party and its agents and representatives subject to such reasonable restrictions as may be imposed by the party providing the relevant records, during normal business hours and at the requesting party’s sole expense. Any information obtained under this Section 8.4(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest or other Action.

Section 8.5                  Straddle Periods. The Buyer and the Seller will, to the extent permitted by applicable Law, elect, or otherwise reasonably cooperate, to close the Tax year of the Company and its Subsidiaries as of the close of business on the Closing Date. To the extent such election is unavailable, such that the Company or any of its Subsidiaries is required to file a Tax Return for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes (or refunds or credits of such Taxes) that constitutes Pre-Closing Taxes shall (a) in the case of Taxes (or refunds or credits of such Taxes) that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date and (b) in the case of Taxes (or refunds or credits of such Taxes) (other than those described in Section 8.4(a)) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes (or refunds or credits of such Taxes) determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Taxes (or refunds or credits of such Taxes) based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.5 shall be computed by reference to the level of such items on the Closing Date.

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Section 8.6                  Conveyance Taxes. Each of the Seller and the Buyer shall pay fifty percent of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes incurred as a result of the Contemplated Transactions and the Seller and the Buyer shall jointly file all required change of ownership statements, Tax Returns and similar statements in connection therewith, including any statements necessary to obtain an exemption from or refund of such Taxes.

Section 8.7                  Tax Treatment. For federal, and applicable state and local, income Tax purposes, the Parties shall treat the Contemplated Transactions in accordance with Situation 1 of Revenue Ruling 99-6, 1991-1 C.B. 432. The Parties shall file their federal, and applicable state and local, Tax Returns in a manner consistent with the foregoing unless otherwise required by a change in Law after the date hereof or a final “determination” within the meaning of Section 1313(a) of the Code.

Section 8.8                  Post-Closing Actions.

(a)                 Restrictions. After the Closing, none of the Buyer, the Company or any of its Subsidiaries, as applicable, will undertake any of the following actions without the Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed: (i) amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) initiate any voluntary contact with any Governmental Authority or representative thereof with respect to any Tax liability of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or that may affect the Tax liability of the Seller for any Pre-Closing Tax Period; provided, that in determining whether to consent, Seller shall take into account the relative materiality of the Tax exposure to each of the Seller and the Buyer that could reasonably be expected to result from such voluntary disclosure, (iii) make any Tax election for the Company or any of its Subsidiaries that has retroactive effect to any Pre-Closing Tax Period and which would reasonably be expected to increase Taxes of the Company and of its Subsidiaries in respect of such Pre-Closing Tax Period, or (iv) make any election pursuant to Section 336 or Section 338 of the Code for any Subsidiary of the Company with respect to the transactions contemplated by this Agreement.

(b)                Refunds. Any cash Tax refunds (or credits against actual cash Taxes payable) actually received by the Company or any of its Subsidiaries in respect of Taxes for any Pre-Closing Tax Period shall be tendered by the Buyer to the Seller in an amount equal to the Seller Percentage of such received (or credited) amount, within thirty (30) days after the Company’s, or such Subsidiary’s, actual receipt (or credit) thereof.

Article IX

INDEMNIFICATION

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Section 9.1                  Survival. Each representation, warranty and covenant contained in this Agreement shall survive the Closing and continue in full force and effect until the first (1st) anniversary of the Closing Date, (the “Release Date”); provided that (a) the Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date, (b) the representations and warranties contained in Section 5.10 (Taxes) shall survive in the manner provided in Section 8.2 and (c) any covenant, agreement or obligation that by its terms is to be performed (in whole or in part) following the Closing shall survive in accordance with its terms (the Release Date or such other date described above, as applicable, the “Expiration Date”). Notwithstanding the preceding sentences of this Section 9.1, if the Buyer or the Seller, as applicable, delivers written notice to the other party of a claim for indemnification prior to the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined.

Section 9.2                  Indemnification of the Buyer for Seller-Specific Breaches. Subject to the limitations set forth in this Article IX, from and after the Closing, the Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer, its Affiliates (including the Company and its Subsidiaries) and (in their capacity as such) each of their respective officers, directors, managers, equityholders, managers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of (x) the Seller Percentage of any Losses suffered or incurred by the Company or any Subsidiary of the Company (for clarity, regardless of whether, in the case of a Third Party Claim, such Third Party Claim is brought against the Company or any Subsidiary thereof and/or any of the other Buyer Indemnified Parties) and, without duplication, (y) one hundred percent (100%) of any Losses suffered or incurred directly by any of the Buyer Indemnified Parties other than the Company and its Subsidiaries (and for clarity not resulting from or arising out of Losses suffered by the Company or its Subsidiaries), in each case of clauses (x) and (y), whether or not involving a Third Party Claim, resulting from or arising out of any of the following:

(a)                 any breach of, or any inaccuracy in, any representation or warranty made by the Seller in Article IV or the Company in Article V (other than (i) any of the Seller Fundamental Representations or the Company Fundamental Representations or (ii) any of the representations or warranties made in Section 5.10 for which indemnification under Section 8.2 is the sole recourse);

(b)                any breach of, or any inaccuracy in, any Seller Fundamental Representation or Company Fundamental Representation made herein; or

(c)                 any breach or default in performance by the Seller of any of its covenants or obligations contained in this Agreement (other than the covenants or obligations in Article VIII for which indemnification under Section 8.2 is the sole recourse).

Section 9.3                  Indemnification of the Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, the Seller, its Affiliates and (in their

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capacity as such) each of their respective officers, directors, managers, equityholders, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses, whether or not involving a Third Party Claim, resulting from or arising out of any of the following:

(a)                 any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Article VI (other than any Buyer Fundamental Representation);

(b)                any breach of, or any inaccuracy in, any Buyer Fundamental Representation made herein;

(c)                 any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in this Agreement; or

(d)                any breach or default in performance by the Company of any post-Closing covenant or obligation of the Company contained in this Agreement.

Section 9.4                  Limitations.

(a)                 Notwithstanding any other provision of this Article IX, but subject to Section 9.4(c) and Section 9.5, (i) the Seller shall not have any obligation to indemnify any Buyer Indemnified Party for any Losses arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) pursuant to Section 9.2(a) unless and until the aggregate amount of all Losses incurred or sustained by all Buyer Indemnified Parties arising from or related to such individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a) exceeds $25,000 (the “Mini-Basket”), whereupon the Seller shall be liable for all such Losses relating to such individual claim (including those incurred in reaching the Mini-Basket, but subject to the following clauses (ii), (iii) and (iv) below), (ii) the Seller shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 9.2(a) unless and until the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a) (disregarding, for clarity, any Losses incurred or sustained by the Buyer Indemnified Parties arising from or related to any individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) that do not exceed the Mini-Basket) exceeds $1,200,000 (the “Threshold Amount”), whereupon the Seller shall be liable for all such Losses in excess of the Threshold Amount (subject to the following clauses (iii) and (iv)), (iii) the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties for Losses under Section 9.2(a) shall in no event exceed $11,250,000 (the “Cap”) and (iv) the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties for Losses under Section 9.2 shall in no event exceed the aggregate consideration actually received by the Seller.

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(b)                Notwithstanding any other provision of this Article IX, but subject to Section 9.4(c) and Section 9.5, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party for any Losses arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) pursuant to Section 9.3(a) unless and until the aggregate amount of all individual Losses incurred or sustained by all Seller Indemnified Parties arising from or related to such individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) with respect to which the Seller Indemnified Parties would otherwise be entitled to indemnification under Section 9.3(a) exceeds the Mini-Basket, whereupon the Buyer shall be liable for all such Losses (including those incurred in reaching the Threshold Amount, but subject to the following clauses (ii) and (iii)), (ii) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 9.3(a) unless and until the aggregate amount of all individual Losses incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties would otherwise be entitled to indemnification under Section 9.3(a) exceeds the Threshold Amount, whereupon the Buyer shall be liable for all such Losses in excess of the Threshold Amount (subject to the following clause (iii)), and (iii) the aggregate liability of the Buyer to indemnify the Seller Indemnified Parties for Losses under Section 9.3 shall in no event exceed an amount equal to the Cap.

(c)                 For the avoidance of doubt, the Mini-Basket, Threshold Amount and Cap shall not apply to any Losses resulting from breaches of covenants or Fundamental Representations or intentional fraud.

Section 9.5                  Limitation on Remedies. From and after the Closing and except with respect to (a) any post-Closing adjustment to the Estimated Purchase Price under Section 2.3, (b) claims arising from intentional fraud, (c) the enforcement of any covenant requiring performance following the Closing or (d) claims for equitable relief, the provisions of Section 7.11, Section 8.2 and this Article IX shall constitute the sole and exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, nothing in this Article IX shall preclude (x) a Buyer Indemnified Party from bringing a direct claim under any other Transaction Document or any commercial Contract against the Seller or any of its Affiliates party thereto or (y) a Seller Indemnified Party from bringing a direct claim against under any other Transaction Document or any commercial Contract against the Buyer or any of its Affiliates (including the Company and any of its Subsidiaries) party thereto.

Section 9.6                  Third Party Claims.

(a)                 Promptly after the receipt by any Person entitled to indemnification pursuant to this Article IX (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party written notice of

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such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party (including a good faith estimate of the Loss (if estimable) with respect thereto); provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.

(b)                The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any matter involving (or potentially involving) criminal or quasi-criminal conduct or criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or the Company, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the Cap (if applicable thereto) by an amount in excess of the amount of the Cap, (iv) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Party’s or the Company’s business, or (v) the Indemnifying Party has failed or is failing to use reasonable efforts to defend in good faith the Third Party Claim.

(c)                 If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, (B) the settlement involves only the payment of money damages that are indemnifiable in full by the Indemnifying Party under this Agreement and does not impose an injunction or other equitable relief upon the Indemnified Party or the Company, and (C) the settlement includes an unconditional release of the Company and each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; except that the reasonable and documented fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest between them.

(d)                The Indemnified Party shall not settle any Third Party Claim that the Indemnifying Party is properly defending in accordance with Section 9.6(b) if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

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(e)                 Each of the Buyer and the Seller shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 9.6 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 9.6 shall be given by the Seller acting on behalf of the Seller Indemnified Parties.

Section 9.7                  Direct Claims. The Indemnified Party shall give the Indemnifying Party written notice of any claim on account of Losses that do not result from a Third Party Claim (a “Direct Claim”) in good faith in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days following receipt of the Indemnified Party’s notice of a Direct Claim to make such investigation of the Direct Claim as the Indemnifying Party deems necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30)-day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifying Party shall, within five (5) Business Days, pay to the Indemnified Party the full amount of such Direct Claim. Otherwise, the parties shall have such rights as may be available to them under Section 10.8.

Section 9.8                  Additional Matters.

(a)                 Any Losses for which any Buyer Indemnified Party would otherwise be entitled to indemnification under this Article IX shall be reduced by (i) the amount of any insurance proceeds actually received by such Buyer Indemnified Party in respect of such Losses, (ii) any indemnification, contribution, compensation or other payment paid to such Buyer Indemnified Party by any third party in respect of such Loss and (iii) the amount of any Tax benefit actually realized as a reduction in cash Taxes payable by such Buyer Indemnified Party as a result of such Loss in the Tax period in which the Loss occurs (any such amount under clauses (i), (ii) or (iii), a “Reimbursement”). If any such Reimbursement is obtained subsequent to receipt by such Buyer Indemnified Party or Affiliate of any indemnification payment hereunder in respect of any Losses, then such Reimbursement shall be paid promptly to the Seller.

(b)                Each Buyer Indemnified Party shall use its commercially reasonable efforts (which, for the avoidance of doubt shall not require any Buyer Indemnified Party to initiate or maintain any Action) to (i) pursue payment and collect under or from any insurer or third party in respect of any Losses and (ii) mitigate any Losses for which it is entitled to indemnification under this Article IX.

(c)                 If any Buyer Indemnified Party receives any indemnification payment in respect of any Losses under this Article IX, at the election of

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the Seller, such Buyer Indemnified Party shall assign to the Seller all of its claims for recovery against any third party insurance provider as to such Losses.

(d)                Any liability for indemnification hereunder shall be determined without duplication of recovery. Without limiting the foregoing, in no event shall any Buyer Indemnified Party be entitled to indemnification under this Article IX for any Losses to the extent such Losses reduce the Base Purchase Price or are included in the Final Adjustment Amount.

(e)                 For purposes of this Article IX (solely for purposes of determining the amount of any Losses arising out of a breach of any representation or warranty contained in this Agreement, but not for purposes of determining whether a breach of any representation or warranty contained in this Agreement has occurred), the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or similar qualifications; provided, that the foregoing shall not apply to the representations and warranties contained in Section 5.8, Section 5.9(b) or Section 5.9(c).

Article X

MISCELLANEOUS

Section 10.1               Expenses. Except as otherwise expressly provided herein, the Company (including its Subsidiaries), the Seller and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions; provided that (a) the Buyer shall bear fifty percent (50%) of all filing fees and other charges for the filing under the HSR Act and the Seller shall bear fifty percent (50%) of all such fees, (b) the Buyer shall bear all Company Audit Costs and (c) the Buyer shall bear all Company Audit Preparation Costs up to an amount equal to $160,000, after which amount the Buyer shall bear fifty percent (50%) of the Company Audit Preparation Costs and the Seller shall bear fifty percent (50%) of the Company Audit Preparation Costs. The Buyer shall reimburse the Seller concurrently with the payment of the Estimated Purchase Price for any Company Audit Preparation Costs borne by the Seller prior to the Closing for which the Buyer is responsible hereunder.

Section 10.2               Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Seller. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

Section 10.3               Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and

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communications of the Parties or their representatives, oral or written, respecting such subject matter.

Section 10.4               Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery, (b) if delivered by email (if receipt is not confirmed via return email, the effective date of notice is the date of the original email; provided, that notice is provided by alternative means on the next day), or (c) if delivered by certified mail, registered mail or courier service, return-receipt received, in each case, to the Party for whom it is intended at the address set forth below, with copies sent to the Persons indicated:

If to the Buyer or the Company (after the Closing), to:

HMTV DTC, LLC

c/o Hemisphere Media Group, Inc.

4000 Ponce de Leon Blvd., Suite 650

Coral Gables, FL 33146
Attention:

Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:
Email:

and

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
Attention:
Email:

If to the Seller or the Seller Guarantor, to:

Artisan Home Entertainment Inc.
2700 Colorado Ave.

Santa Monica, CA 90404

Attention:

Email:

with a copy (which shall not constitute notice) to:

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O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 800
Attention:

Email:

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.4.

Section 10.5               Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Buyer (in the case of any assignment by any Seller, or prior to the Closing, the Company) or the Seller (in the case of any assignment by the Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any Party, (i) the Buyer may assign all or any portion of its rights and obligations hereunder to any of its Affiliates, and (ii) the Buyer may assign all or any of its rights hereunder to a wholly owned direct or indirect Subsidiary of the Buyer or to any of their respective Affiliates, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.6               No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a Party or a permitted assignee of a Party, except as set forth in Article IX (Indemnification), or Section 10.12 (No Recourse Against Non-Parties).

Section 10.7               Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 10.8               Consent to Jurisdiction and Service of Process.

(a)                 Other than an Action by the Buyer or the Seller for equitable relief as set forth in Section 10.8(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Contemplated Transactions shall be brought in the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection

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that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.4 shall be deemed effective service of process on such Party.

(b)                Nothing contained in Section 10.8(a) shall limit the right of the Buyer or the Seller to take any Action against the other Party in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission or specific performance, nor shall the taking of any such Action by the Buyer or the Seller in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

Section 10.9               WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10            Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11            Severability. Without limitation to anything expressly provided in Section 7.2(c)(ii), if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Buyer, the Company and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Contemplated

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Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 10.12            No Recourse Against Non-Parties. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other advisors of the Buyer, the Company or the Seller or of any Affiliate of any of them, or any of their respective successors or permitted assigns (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of the Contemplated Transactions and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.13            Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by all of the other Parties.

Section 10.14            Guarantee. Subject to the limitations on the Seller’s liability set forth in this Agreement, during the period commencing on the Closing Date and ending upon the six (6) year anniversary of the Closing Date, in each case, subject to extension for any then-pending claims, the Seller Guarantor hereby guarantees the payment obligations of the Seller under Article IX. Notwithstanding anything to the contrary in this Section 10.14 or otherwise, the Buyer hereby agrees that: (i) to the extent that the Seller is relieved of all or any portion of its payment obligations under Article IX, the Seller Guarantor shall be similarly relieved of its corresponding obligations hereunder; and (ii) the Seller Guarantor shall have all defenses to its obligations hereunder that are available to the Seller under this Agreement with respect to the obligations guaranteed hereunder, as well as any defenses in respect of intentional fraud of the Buyer

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

HMTV DTC, LLC, as the Buyer

By:	/s/ Alan J. Sokol
Name: Alan J. Sokol
Title: President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PANTAYA, LLC, as the Company

By:	/s/ Paul Presburger
Name: Paul Presburger
Title: President

ARTISAN HOME ENTERTAINMENT INC., as the Seller

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

Solely for purposes of Section 10.14:

Lions Gate Entertainment Inc., as the Seller Guarantor

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

[Signature Page to Securities Purchase Agreement]

[Exhibit A

Form of Licensed Technology Agreement

Licensed Technology Agreement]

[Exhibit B

Form of Contribution Agreement]

Exhibit C

[Intentionally Omitted.]

Exhibit D

[Intentionally Omitted.]

Exhibit E

[Intentionally Omitted.]

Exhibit F

[Intentionally Omitted.]

[Exhibit G

Form of TSA]

Exhibit H-1

[Intentionally Omitted.]

Exhibit H-2

[Intentionally Omitted.]

Exhibit I

[Form of Instrument of Assignment]

Exhibit J

[Intentionally Omitted.]

[Exhibit K

Disclosure Schedules]